Exhibit 2.1

March 13, 2014

CONFIDENTIAL

GemGroup Inc.

2925 N. 7 Highway

Blue Springs, Missouri 64014

Dear GemGroup Inc.:

Gaming Partners International Corporation, 1700 Industrial Road, Las Vegas, NV 89102 ("GPIC") is pleased to submit this Binding Letter of Intent (the "BLOI") to GemGroup, Inc., 2925 N. 7 Highway, Blue Springs, Missouri 64014 (together with its subsidiaries Gemaco Inc., GemAsia LLC, and GemTech LLC) (collectively, "GemGroup"), which sets forth the terms upon which GPIC or its designated affiliates ("Buyer"} will purchase substantially all of the tangible and intangible assets (the "Assets") of GemGroup, free and clear of all liens, claims and encumbrances (the "Transaction"). At the consummation of the Transaction (the "Closing''), Buyer will assume the ordinary course liabilities of GemGroup reflected in the Closing Date Balance Sheet (as defined below), and GemGroup's future obligations under contracts and permits transferred to Buyer as part of the Assets. Buyer will not assume any liabilities in respect of outstanding indebtedness of GemGroup, which indebtedness will be satisfied from the sales proceeds at the Closing, or any undisclosed, pre-Closing liabilities.

The Transaction is subject to the terms and conditions contained herein. This BLOI is based upon, among other things, the preliminary investigation undertaken by GPIC through the date hereof.

GPIC and GemGroup agree as follows:

A.           Buyer will continue the existing Gemaco manufacturing operations in Blue Springs, Missouri for at least five (5) years after the date of Closing.

B.           During due diligence, GPIC and Jason Fitzhugh will negotiate in good faith a three-year employment agreement with compensation at least commensurate with GPIC employees at a similar level. The employment agreement shall include three-year post-termination non-competition and non-solicitation provisions acceptable to GPIC.

GAMING PARTNERS INTERNATIONAL CORPORATION | THE AMERICAS ∙ EUROPE ∙ ASIA

1700 INDUSTRIAL ROAD | LAS VEGAS, NEVADA 89102 | UNITED STATES OF AMERICA

tel: +1.702.384.2425 | f x: +1.702.384.1965 | gpigaming.com

C.           At the Closing, Danny Carpenter, Kaye Summers and Jason Fitzhugh will each enter into three-year agreements: (i) not to engage, directly or indirectly, for themselves or on behalf of another, in the business of designing, manufacturing or selling to gaming, promotional products and injection molding industries, playing cards, table game layouts and elements, gaming and promotional chips, table accessories and injection molded parts (collectively, the "Products") anywhere in the world, (ii) not to solicit any customers of GemGroup for the purposes of selling any Products on behalf of anyone other than Buyer, and (iii) not to solicit for employment or hire any employees of GPIC or Buyer (including any former GemGroup employees).

D.           Promptly following GemGroup's acceptance of this BLOI, GPIC will, with the assistance of GemGroup, apply for all necessary approvals from gaming commissions and other regulatory agencies for consummation of the purchase and sale.

Section 1. PURCHASE PRICE AND PAYMENT TERMS. At the Closing, and subject to the other conditions set forth herein and in any definitive Asset Purchase Agreement (as discussed below), GPIC will pay GemGroup $22,500,000 for the Assets, plus or minus any working capital adjustment as described below (the "Purchase Price"). Within two business days after GemGroup's acceptance of this BLOI, GPIC will transfer a good faith deposit of $1,000,000 to BOKF, N.A. or another mutually agreeable escrow agent, which deposit shall be non-refundable except as hereafter provided (together with any escrow earnings, the "Non-Refundable Deposit"). The Purchase Price assumes that GemGroup will transfer working capital (calculated as provided below) at the Closing at least equal to the consolidated working capital of GemGroup as of December 31, 2013, as determined from the balance sheet included in the Audited 2013 Financial Statements (as defined in Section 10 below) (the "Target Working Capital"). For this purpose, working capital shall be determined by subtracting current liabilities to be assumed (consisting of accounts payable and accrued expenses) from current assets to be acquired (consisting of net accounts receivable, net inventory and pre-paid expenses the benefit of which will be received by Buyer). The Purchase Price will be increased or decreased based upon the amount by which the working capital transferred at the Closing exceeds or falls short of the Target Working Capital. For purposes of the Closing, the parties will estimate in good faith any working capital adjustment based on the most recently available information. The working capital adjustment will be subject to true-up within ninety (90) days following the Closing to reflect the actual working capital transferred, based on a closing date balance sheet to be prepared by Buyer and reviewed by GemGroup (the "Closing Date Balance Sheet"). Buyer will prepare the Closing Date Balance Sheet in accordance with GAAP, and as if the Closing date were the end of the fiscal year. Any disputes regarding the working capital adjustment that the parties cannot amicably resolve will be referred for final resolution to a mutually agreeable, independent CPA firm. Buyer and GemGroup will each pay one-half of any fees or expenses of such accounting firm.

GAMING PARTNERS INTERNATIONAL CORPORATION | THE AMERICAS ∙ EUROPE ∙ ASIA

1700 INDUSTRIAL ROAD | LAS VEGAS, NEVADA 89102 | UNITED STATES OF AMERICA

tel: +1.702.384.2425 | f x: +1.702.384.1965 | gpigaming.com

It is agreed that the Transaction will be structured as an asset purchase transaction. Buyer will pay the Purchase Price at the Closing (net of the Non-Refundable Deposit). The net Purchase Price payable at Closing will be applied as follows: first, to satisfy any indebtedness encumbering the Assets, and second, the balance will be payable to GemGroup by wire transfer of immediately available funds to an account designated in writing by GemGroup at least two business days prior to the scheduled Closing (subject to either escrow or holdback provisions in the following paragraph, if applicable).

At Closing, GemGroup will transfer the sum of $2,000,000 to HSBC or another mutually agreeable escrow agent for a period of two years to provide security for GemGroup's covenants and indemnities in this BLOI and in the Asset Purchase Agreement (defined below) under an Escrow Agreement to be entered into at Closing. If any unresolved Buyer claims against GemGroup are pending as of five business days prior to the expiration of the escrow, the Escrow Agreement will provide for a continuation of the escrow in an amount up to the maximum exposure of the Buyer on the unresolved claims, but not to exceed $2,000,000.

Section 2. The Assets of GemGroup to be transferred will be all of the assets of GemGroup (except as excluded below) and will include the following:

(i)          All rights regarding any current and future manufacturing (including any licenses to use the patents or technology utilized by GemGroup to manufacture its Products), and all other intellectual property (including without limitation all trademarks, websites and URLs, know-how, trade secrets and other confidential information and the right to sue for past infringement or misappropriation of any intellectual property) and information technology rights, including all business records (the "Intellectual Property");

(ii)         All rights to use all of GemGroup's requisite technology, and assignment of all vendor and supplier agreements;

(iii)        All raw materials, WIP, and finished goods inventory;

(iv)         All existing customer lists and contracts;

(v)          All permits and governmental authorizations, to the extent transferable;

(vi)         All accounts receivable;

(vii)        All land, buildings and fixed and mobile equipment;

(viii)      All pre-paid expenses or other current assets;

(ix)         All rights under any confidentiality agreements, invention or copyright assignments, and any restrictive covenant agreements for the benefit of GemGroup;

(x)          All goodwill of the GemGroup business or associated with the Assets; and

(xi)         All claims or rights against third parties relating to the other Assets acquired.

GemGroup will retain any cash or cash equivalents, along with the shares or LLC interests in its subsidiaries and their related corporate and tax records, provided Buyer will be entitled to have access to such records post-Closing as reasonably necessary in connection with its operation of the Assets or conduct of its business.

GAMING PARTNERS INTERNATIONAL CORPORATION | THE AMERICAS ∙ EUROPE ∙ ASIA

1700 INDUSTRIAL ROAD | LAS VEGAS, NEVADA 89102 | UNITED STATES OF AMERICA

tel: +1.702.384.2425 | f x: +1.702.384.1965 | gpigaming.com

At the Closing, as additional consideration for the Assets, Buyer will assume all ordinary course trade accounts payable and accrued expenses of GemGroup (other than any amounts due to GemGroup's shareholders, subsidiaries or affiliates). Buyer will also assume GemGroup's post-Closing obligations under any permits transferred to Buyer in the Assets and under all of GemGroup's executory contracts (other than any liabilities in respect of pre-Closing breaches). Promptly following the execution of this BLOI, Buyer and GemGroup will cooperate in good faith to obtain any required consents of third parties for assignment of all such contracts. Buyer will indemnify and hold harmless GemGroup from all post-Closing obligations under such contracts (other than those arising from pre-Closing breaches), whether or not any required consent of the other party or parties to the contracts is obtained. GemGroup will remain responsible for (and will indemnify and hold harmless Buyer and its related parties against) all threatened or pending litigation matters based on or arising out of events or omissions occurring prior to Closing, taxes due prior to Closing and other undisclosed liabilities, whether fixed or contingent, of GemGroup.

Section 3. DUE DILIGENCE: Subject to being provided prompt access to requested materials and personnel, GPIC expects that it will complete its due diligence review of the Assets and the proposed Transaction from financial, accounting, operational, market, and competitive perspectives within sixty (60) days after GemGroup has provided substantially all materials requested in GPIC's original due diligence request list. In addition, during such period GPIC will perform confirmatory gaming, intellectual property, environmental, insurance, benefits, labor, legal and tax reviews. GemGroup agrees to provide to GPIC, its agents, advisors, representatives, and prospective lenders, full and complete access to such books, records, facilities, officers, employees and advisors as may be regarded as necessary or desirable by GPIC and its agents in connection with their review. GPIC must complete each of the above reviews to its reasonable satisfaction. GPIC is prepared to deliver an initial due diligence request list within ten days following the acceptance of this BLOI. No investigation made by GPIC will limit or affect the representations, warranties, covenants and indemnities of GemGroup under this BLOI or the Asset Purchase Agreement.

GemGroup has previously delivered to GPIC the audited consolidated balance sheet and statements of income, shareholders' equity (or deficit), and cash flows of GemGroup, as at and for the fiscal years ended December 31, 2009, 2010, 2011 and 2012 (the "Historical Financial Statements"), and the unaudited consolidated statement of income of GemGroup for the fiscal year ended December 31, 2013 (the "Unaudited 2013 Financial Statement''). In the Asset Purchase Agreement (defined below), GemGroup will represent and warrant that the Historical Financial Statements and Unaudited 2013 Financial Statement: (a) are true and correct in all material respects; (b) have been prepared in accordance with GAAP, consistently applied; (c) present fairly the financial condition and the results of operations of GemGroup and its subsidiaries as of the date(s) and for the period(s) therein indicated; and (d) are consistent with the books and records of GemGroup prepared in the ordinary course of business.

GAMING PARTNERS INTERNATIONAL CORPORATION | THE AMERICAS ∙ EUROPE ∙ ASIA

1700 INDUSTRIAL ROAD | LAS VEGAS, NEVADA 89102 | UNITED STATES OF AMERICA

tel: +1.702.384.2425 | f x: +1.702.384.1965 | gpigaming.com

Section 4. EXECUTION OF AGREEMENT; CLOSING: The parties intend to negotiate an asset purchase agreement relating to the Transaction (the "Asset Purchase Agreement'') consistent with the terms of this BLOI, which will be drafted by GPIC's attorneys and which will contain customary representations, warranties and covenants (including indemnities) by GemGroup and by GPI, as well as any provisions to address matters discovered in due diligence, certain of which would survive the Closing for the applicable timeframes outlined in the Asset Purchase Agreement. A representative list of customary topics to be addressed by such representations and warranties is attached as Exhibit A. GPIC will deliver an initial draft of the Asset Purchase Agreement to GemGroup within sixty (60) calendar days of acceptance of this proposal. GPIC anticipates signing the Asset Purchase Agreement and closing the Transaction within 120 calendar days after acceptance of this BLOI by GemGroup. The parties agree to negotiate in good faith, and use their reasonable commercial efforts to agree on the form of the definitive Asset Purchase Agreement.

Unless otherwise provided in the Asset Purchase Agreement, the Closing will take place on June 30, 2014, or such other date as the parties may agree in writing. Buyer's obligation to proceed with the Closing is subject to receipt of necessary regulatory (if any) and third party approvals for the transaction, and such other customary conditions precedent as may be set forth in the Asset Purchase Agreement except third party approvals for the assignment of GemGroup's contracts. GemGroup's obligation to proceed with the Closing is subject to receipt of necessary regulatory approvals for the transaction (if any) and such other customary conditions precedent as may be set forth in the Asset Purchase Agreement.

Section 5. EXCLUSIVITY: In consideration of GPIC's payment of the Non-Refundable Deposit and incurrence of costs in connection with the conduct of its due diligence, the preparation and negotiation of the Asset Purchase Agreement, and seeking regulatory consents, GemGroup agrees that, from their acceptance of this BLOI until the date that is four months after such acceptance, GemGroup will not, and will cause its affiliates and their respective officers, directors, stockholders, employees and agents not to, initiate, encourage (including by way of furnishing any non-public information concerning GemGroup, the Assets or business), solicit, conduct or continue any negotiations or discussions with or enter into any agreement with any third party (other than GPIC or its affiliates), relating to the acquisition of all or any portion of GemGroup of any of its subsidiaries, or any of their respective assets or business (whether by merger, share purchase, asset purchase, lease, exclusive license, or otherwise), other than, in each case, the sale of goods in accordance with past practices and other transactions in the ordinary course of business for the sale of products consistent with past practices.

Section 6. PUBLIC ANNOUNCEMENT. GPIC will provide a public announcement (the "Public Announcement") on behalf of both parties (which Public Announcement shall include an appropriate filing with the Securities and Exchange Commission by GPIC) of the Transaction contemplated by this BLOI. GemGroup will be given a reasonable opportunity to provide input on the Public Announcement as it relates to any information or statements regarding GemGroup. GemGroup acknowledges that GPIC will be required to file a form 8-K regarding this BLOI and the Transaction in accordance with applicable securities laws and SEC requirements.

GAMING PARTNERS INTERNATIONAL CORPORATION | THE AMERICAS ∙ EUROPE ∙ ASIA

1700 INDUSTRIAL ROAD | LAS VEGAS, NEVADA 89102 | UNITED STATES OF AMERICA

tel: +1.702.384.2425 | f x: +1.702.384.1965 | gpigaming.com

Section 7. CONFIDENTIALITY: Except as provided in Section 6 above, neither the parties to this BLOI nor any of their affiliates or their respective officers, directors, stockholders, employees, or agents shall make any public announcement or issue any press release or other publicity in respect of the Transaction without the prior written consent of the other party (except as such disclosures are required in applications or by applicable securities or gaming laws or stock market rules). The parties agree that, except as provided in Section 6 above, the Non-Disclosure Agreement dated February 5, 2014, the terms of which are hereby incorporated herein by this reference, shall continue in full force and effect, until the Closing.

Section 8. EXPENSES: Whether or not the Transaction is consummated, each party to this BLOI shall be responsible for its own fees and expenses incurred in connection with its preparation and negotiation and of this BLOI, the Asset Purchase Agreement and the Transaction, including the fees and disbursements of its respective counsel, advisors, finders, accountants or other experts. The parties shall equally share the fees and other expenses of the escrow agents for the escrows provided in Section 1. Each party shall be solely responsible for the fees of its respective broker or finder, if any.

Section 9. TERMINATION: This BLOI may be terminated by either party, at any time and for any reason, by written notice to the other party at any time prior to the execution of the Asset Purchase Agreement or the Closing, whichever occurs first. Upon any such termination, this BLOI shall terminate and become void and of no further force and effect, except for the provisions related to the payment of the Non-Refundable Deposit and Sections 7, 8 and 9 which shall survive in accordance with their respective terms.

In the event GPIC terminates this BLOI due to:

A.            A lack of regulatory approval by any of the States of California, Pennsylvania, Nevada, Missouri, New Jersey, Washington, Michigan and Indiana in the United States or the Province of British Columbia in Canada or lack of regulatory approval by any Native American gaming agency in Florida, Connecticut or California for a Native American casino customer from which GemGroup received revenues of at least $50,000 in 2013; provided, however, that the Closing will be extended by up to one hundred twenty (120) days if necessary to obtain any such regulatory approvals.

B.           Lack of good faith negotiations by GemGroup in connection with the Asset Purchase Agreement or intentional delays in the Closing by GemGroup;

C.           Lack of good faith negotiations by Jason Fitzhugh in connection with his employment agreement;

D.           Any material inaccuracy in the Historical Financial Statements, any failure to deliver the Audited 2013 Financial Statements, or any material discrepancy between the Unaudited 2013 Financial Statement and the Audited 2013 Financial Statements other than the matter disclosed in item 2 of Exhibit B below;

GAMING PARTNERS INTERNATIONAL CORPORATION | THE AMERICAS ∙ EUROPE ∙ ASIA

1700 INDUSTRIAL ROAD | LAS VEGAS, NEVADA 89102 | UNITED STATES OF AMERICA

tel: +1.702.384.2425 | f x: +1.702.384.1965 | gpigaming.com

E.           The occurrence since December 31, 2013, of any action, event, condition or circumstance, that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on, or a material adverse change in, the operations, condition (financial or otherwise), results of operations, prospects, assets, liabilities or reserves of GemGroup, provided, however, that when determining whether there has been a Material Adverse Change, any adverse change attributable to any of the following shall be disregarded: (i) general economic, business, industry or financial market conditions (whether in the United States or otherwise), but that do not disproportionately affect GemGroup; (ii) the taking of any action required by this BLOI or the Asset Purchase Agreement; (iii) the announcement of the transactions contemplated hereby; (iv) the breach of this BLOI or the Asset Purchase Agreement by GPIC, (v) any changes in applicable laws, regulations or accounting rules, including GAAP; (vi) any existing event, occurrence or circumstance set forth in the disclosure schedule to the Asset Purchase Agreement; and (vii) any adverse change in or effect on the business of GemGroup that is cured by or on behalf of GemGroup to the reasonable satisfaction of GPIC before the termination of this BLOI (a "Material Adverse Change");

F.           Any material environmental condition at any owned real property in the Assets, or for which GPIC might otherwise be held liable as a result of its ownership of the Assets or operation of the business;

G.           Any material misrepresentation or breach of any covenant herein by GemGroup or GemGroup's refusal to provide customary representations and warranties as reflected on Exhibit A to this BLOI in connection with any Asset Purchase Agreement (which representations and warranties will be subject to disclosed exceptions, including those matters disclosed on Exhibit B to this BLOI, provided that such disclosures do not include any material liabilities not reflected in the Historical Financial Statements or the Unaudited Financial Statements, other than the matter disclosed in item 2 of Exhibit B below and ordinary course trade accounts payable and accrued expenses);

then in any such case the escrow agent will return the entire Non-Refundable Deposit to GPIC. Otherwise, the escrow agent will pay the entire Non-Refundable Deposit to GemGroup as full liquidated damages, provided GemGroup executes and delivers to GPIC and its related parties a written release of all claims.

This BLOI will terminate automatically if the Asset Purchase Agreement has not been executed by the parties by June 30, 2014, and the escrow agent will pay the entire Non-Refundable Deposit to GemGroup as full liquidated damages, provided GemGroup executes and delivers to GPIC and its related parties a written release of all claims.

If this BLOI is terminated by GemGroup for any reason other than material breach of this BLOI by GPIC, the escrow agent will return the entire Non-Refundable Deposit to GPIC.

GAMING PARTNERS INTERNATIONAL CORPORATION | THE AMERICAS ∙ EUROPE ∙ ASIA

1700 INDUSTRIAL ROAD | LAS VEGAS, NEVADA 89102 | UNITED STATES OF AMERICA

tel: +1.702.384.2425 | f x: +1.702.384.1965 | gpigaming.com

Upon any termination, the parties agree promptly to execute written directions to the escrow agent to disburse the Non-Refundable Deposit in accordance herewith.

In the event this BLOI is terminated (other than by virtue of the Closing or the execution of the Asset Purchase Agreement), for a period of two years from such termination, GPIC agrees not to, and to cause its subsidiaries not to, directly or indirectly, employ, attempt to employ or solicit in any way any employee of GemGroup for other employment or to provide consulting or similar services (provided that general advertising to the public through newspapers or similar means not directed at GemGroup or its employees will not constitute a solicitation of employees of GemGroup).

Section 10. CONDUCT OF BUSINESS: From the date GemGroup accepts this BLOI through the Closing or the termination of this BLOI, GemGroup will: (i) (a) conduct its business in a reasonable and prudent manner in accordance with past practices, (b) use reasonable efforts to preserve its existing business organizations and relations with its employees, customers, suppliers, landlords, regulators and others with whom it has a business relationship, (c) use reasonable efforts to preserve and protect its properties, assets and rights (including permits and other governmental approvals) and conduct its business in compliance with all applicable laws and regulations, and (d) promptly notify GPIC of any Material Adverse Change, and (ii) not (a) enter into any contract or binding customer or vendor commitment having an aggregate dollar value in excess of $250,000 or a duration greater than one year without giving prior written notice to GPIC stating the customer or vendor name and the contract amount and duration, nor (b) intentionally take any action which is reasonably likely to have a material adverse effect on the Assets and rights, of GemGroup to be purchased, without the prior approval of GPIC. Without limiting the foregoing, GemGroup agrees that it will not make any material change in its accounting methods or practices, other than as required by changes in GAAP or applicable law, in the manner of keeping its books and records, or in its current practices with respect to customer contracts, sales, receivables, inventories, inventory valuation, payables or accrued expenses. GemGroup will cause to be finalized as soon as reasonably practicable, but not later than March 31, 2014 (and will deliver or cause to be delivered to GPIC promptly upon issuance by the third party accountants of GemGroup), the audited consolidated balance sheet and statements of income, shareholder's equity (or deficit), and cash flows of GemGroup, as at and for the fiscal year ended December 31, 2013 (the "Audited 2013 Financial Statements").

Following the Closing, GemGroup will provide reasonable assistance in transferring the business to Buyer. In furtherance of the foregoing, GemGroup grants to Buyer, effective as of the Closing, the power, right and authority, coupled with an interest, to receive, endorse, cash, deposit, and otherwise deal with in GemGroup’s name, any checks, drafts, documents and instruments evidencing payment of any accounts receivable or other payment rights included in the Assets and that are payable to or to the order of, or endorsed in favor of, GemGroup or any agent thereof. GemGroup agrees promptly to endorse and pay over or cause to be endorsed and paid over to Buyer, without deduction or offset, the full amount of any payment received by GemGroup or any of its agents after the Closing in respect of goods sold or services rendered as part of the business, and shall hold any such amounts in trust for Buyer pending such payment.

GAMING PARTNERS INTERNATIONAL CORPORATION | THE AMERICAS ∙ EUROPE ∙ ASIA

1700 INDUSTRIAL ROAD | LAS VEGAS, NEVADA 89102 | UNITED STATES OF AMERICA

tel: +1.702.384.2425 | f x: +1.702.384.1965 | gpigaming.com

Section 11. GOVERNING LAW: This BLOI shall be governed by and construed in accordance with the laws of the State of Missouri, without giving effect to the principles of conflict of laws thereof. The exclusive forum for the determination of any action relating to this BLOI or the Asset Purchase Agreement shall be an appropriate court in the County of Jackson, State of Missouri.

Section 12. ENTIRE AGREEMENT; COUNTERPARTS: This BLOI supersedes all prior understandings among the parties hereto except the Non-Disclosure Agreement dated February 5, 2014. This BLOI may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

Section 13. REPRESENTATIONS AND COVENANTS:

(i)          GemGroup hereby represents to GPIC that, as of the date of this BLOI and up to the date of Closing: GemGroup has and will have good and marketable title to all Assets purported to be owned by it (including those reflected in the Financial Statements) and a valid leasehold interest in all leased Assets, in each case free and clear of all liens, claims and encumbrances of any kind (other than liens securing indebtedness to be satisfied at or prior to the Closing); the Assets constitute all of the assets and properties necessary or desirable to conduct business as presently conducted by GemGroup, including without limitation, the exclusive license, or non-exclusive licenses entered into in the ordinary course of business, to use the Intellectual Property, and neither the BLOI nor the Transaction violates or breaches or will violate or breach any agreement or understanding with any other person, except that GemGroup does not represent that the BLOI or the Transaction will not violate or breach any contractual clause precluding assignment without the consent of the other party (but GemGroup does represent and warrant that not more than five of Gemaco's contracts (not including customer issued purchase orders) with customers producing revenue for Gemaco over $50,000 in 2013 require a consent of the other party in connection with the Transaction). GemGroup covenants and agrees that, under no circumstances, shall it intentionally take any action that will harm or injure the rights or business relationship of any other person as a result of this BLOI or GPIC's purchase of the Assets or otherwise. GemGroup covenants to have in place at the Closing and maintain in place for three (3) years after Closing general and products liability insurance policy (or policies) with aggregate limits of $8,000,000 (except the limit on a separate product liability policy covering aircraft will be $5,000,000), and if requested by GPIC, GemGroup will use its best efforts to have GPIC named as an additional insured thereunder with any cost of doing so to be paid by GPIC. GemGroup covenants and agrees to defend, indemnify and hold harmless GPIC, its affiliates and their respective agents, employees, officers, directors, consultants, successors and assigns, from and against any and all liabilities and claims, including, without limitation, future liabilities and claims by third parties, for demands, suits, actions, liabilities, losses, damages, injuries, judgments, costs and expenses (including reasonable attorneys' fees and costs), directly or indirectly arising from any untruth, inaccuracy or breach of any representations, covenants or agreements made by GemGroup in this BLOI or in the Asset Purchase Agreement, any indebtedness or other obligations of GemGroup which GPIC has not agreed herein to assume, and any other excluded liabilities, claims or losses, whether or not known at Closing, except that the foregoing indemnity shall not apply in respect of any matter arising out of or related to (a) a breach of any representation, warranty or covenant of GPIC in this BLOI or the Asset Purchase Agreement or (b) any pre-Closing act or omission by GPIC or any of its representatives.

GAMING PARTNERS INTERNATIONAL CORPORATION | THE AMERICAS ∙ EUROPE ∙ ASIA

1700 INDUSTRIAL ROAD | LAS VEGAS, NEVADA 89102 | UNITED STATES OF AMERICA

tel: +1.702.384.2425 | f x: +1.702.384.1965 | gpigaming.com

(ii)          GPIC represents and warrants that it has all necessary approvals and licenses to manufacture and sell playing cards, gaming table coverings and gaming chips in all States of the United States and all Provinces of Canada in which GemGroup's subsidiary, Gemaco Inc., is licensed by the relevant gaming authorities (as previously disclosed by GemGroup) and in the country of Panama. GPIC covenants and agrees to defend, indemnify and hold harmless GemGroup, its affiliates and their respective agents, employees, officers, directors, consultants, successors and assigns, from and against any and all liabilities and claims, including, without limitation, future liabilities and claims by third parties, for demands, suits, actions, liabilities, losses, damages, injuries, judgments, costs and expenses (including reasonable attorneys' fees and costs), directly or indirectly arising from any untruth, inaccuracy or breach of any representations, covenants or agreements made by GPIC in this BLOI or in the Asset Purchase Agreement and arising from post-Closing operations of the former businesses of GemGroup and from use of the Assets post-Closing, except that the foregoing indemnity shall not apply in respect of any matter arising out of or related to (a) a breach of any representation, warranty or covenant of GemGroup in this BLOI or the Asset Purchase Agreement, (b) any excluded liability retained by GemGroup, or (c) any pre-Closing act or omission by GemGroup or any of its representatives.

(iii)         The foregoing will be incorporated into the Asset Purchase Agreement.

(iv)        Except in the case of fraud, GemGroup's maximum aggregate liability for breach of representations and warranties (including indemnity obligations) will be $4,000,000. GemGroup will not have any liability for such breaches of representations or warranties until the aggregate loss to all Buyer indemnities combined exceeds $100,000, except that the foregoing basket will not apply to breaches of the representations and warranties relating to title to assets. The limitations of this subsection do not apply to GemGroup's indemnity obligations in respect of any excluded liabilities (pending or threatened litigation, regulatory actions, customer claims referenced on Exhibit B below or fraud). The representations, warranties and covenants referenced in this subsection include those contained in this BLOI and in the Asset Purchase Agreement.

(v)         By their execution below, the shareholders of GemGroup agree to be jointly and severally liable with GemGroup in respect of its indemnification obligations under this BLOI and the Asset Purchase Agreement, provided that the shareholders maximum aggregate liability hereunder will not exceed $2 million, provided that such limitation shall not apply (and such obligation shall be unlimited) with respect to income taxes and existing or pending litigation.

[Remainder of Page Intentionally Blank]

GAMING PARTNERS INTERNATIONAL CORPORATION | THE AMERICAS ∙ EUROPE ∙ ASIA

1700 INDUSTRIAL ROAD | LAS VEGAS, NEVADA 89102 | UNITED STATES OF AMERICA

tel: +1.702.384.2425 | f x: +1.702.384.1965 | gpigaming.com

If the foregoing correctly sets forth the understanding of the parties hereto, please so indicate by executing both originals of this BLOI in the spaces provided below and returning one fully executed original to us. GPI reserves the right to withdraw this BLOI at any time prior to GPI's receipt of such written acceptance by GemGroup and its shareholders.

Very truly yours,

GAMING PARTNERS INTERNATIONAL CORPORATION

By:	/s/ Gregory S. Gronau
Name: Gregory S. Gronau
Title: President and Chief Executive Officer

Agreed and accepted as of March 13, 2014

By:	/s/ D. Kaye Summers
Name: D. Kaye Summers
Title: President and Chief Executive Officer

D. Kaye Summers and Danny R. Carpenter agree to be bound by paragraph C and §13 (v) of this BLOI:

By:	/s/ D. Kaye Summers
Name: D. Kaye Summers

By:	/s/ Danny R. Carpenter
Name: Danny R. Carpenter

Jason A. Fitzhugh agrees to be bound by paragraphs B and C and §13 (v) of this BLOI:

By:	/s/ Jason A. Fitzhugh
Name: Jason A. Fitzhugh

GAMING PARTNERS INTERNATIONAL CORPORATION | THE AMERICAS ∙ EUROPE ∙ ASIA

1700 INDUSTRIAL ROAD | LAS VEGAS, NEVADA 89102 | UNITED STATES OF AMERICA

tel: +1.702.384.2425 | f x: +1.702.384.1965 | gpigaming.com

Exhibit A

Customary Representations and Warranties (subject to disclosed exceptions)

•	GemGroup has good title to the Assets purported to be owned by it (including those reflected in the Financial Statements) and a valid leasehold interest in all leased Assets, in each case, free and clear of all claims, liens and encumbrances
•	GemGroup DISC LLC has no assets used or held for use (tangible or intangible) in connection with the business
•	Audited financial statements are correct in all material respects, in accordance with GAAP, consistently applied, fairly present the financial situation and results of operations as of their respective dates, and are consistent with GemGroup's books and records maintained in the ordinary course
•	Inventory is good and saleable, subject to applicable reserves reflected in the Closing Date Balance Sheet
•	Tangible Assets material to the operation of GemGroup's business in the ordinary course are operational and in reasonable repair, ordinary wear and tear excepted
•	Equipment maintenance has not been deferred with respect to equipment that is material to the operation of GemGroup's business in the ordinary course.
•	GemGroup has all required permits and licenses, and is and has been in material compliance with all applicable laws, regulations and permits
•	Complete copies of all material contracts and governmental/judicial restrictions have been delivered; neither GemGroup nor, to GemGroup's knowledge, any counterparty is in default under any contract
•	No customer that has purchased more than $50,000 worth of products in the last twelve months has notified GemGroup that it intends to discontinue doing business with, or materially change the terms on which it does business with, GemGroup
•	All taxes have been correctly filed and paid when due
•	All known liabilities are recorded in the books
•	Disclosure of all pending and, to GemGroup's knowledge, threatened litigation, claims, government investigations, audits, arbitrations or similar proceedings
•	A reasonable insurance program is in effect; accurate disclosure of 3 years insurance loss runs

•	To GemGroup's knowledge, there has been no Material Adverse Change since 12/31113
•	Employees are terminable at will (except as specifically disclosed) and employee benefit programs are at reasonable levels given the location of the facilities and nature of the business; there are no defined benefit or multi-employer pension plan obligations, none of the employees is represented by a union, and there are no collective bargaining agreements in effect

GAMING PARTNERS INTERNATIONAL CORPORATION | THE AMERICAS ∙ EUROPE ∙ ASIA

1700 INDUSTRIAL ROAD | LAS VEGAS, NEVADA 89102 | UNITED STATES OF AMERICA

tel: +1.702.384.2425 | f x: +1.702.384.1965 | gpigaming.com

Exhibit B

Disclosures Relating to Assets and Business of GemGroup

1.   New Jersey litigation-two lawsuits are pending related to use of a pre-shuffled pack of eight decks by the Golden Nugget Casino.

2.   Items covered by 2013 reserve for one time items in the amount of approximately $170,000— customer issues involving claims of defective products.

3.   Supplier issue involving claim made by Gemaco against supplier for defective products provided to Gemaco customers.

4.   The roof of Gemaco's building in Blue Springs, Missouri has had relatively minor leaks from time to time for at least the last 11 years. We believe the issue relates to the original design of the building and gutters. We have found that it is considerably more economical for the Gemaco maintenance department to deal with the leaks than to make the major modifications that would be required to stop the leaks.

GAMING PARTNERS INTERNATIONAL CORPORATION | THE AMERICAS ∙ EUROPE ∙ ASIA

1700 INDUSTRIAL ROAD | LAS VEGAS, NEVADA 89102 | UNITED STATES OF AMERICA

tel: +1.702.384.2425 | f x: +1.702.384.1965 | gpigaming.com

ASSET PURCHASE AGREEMENT

by and among

GAMING PARTNERS INTERNATIONAL CORPORATION,

GEMGROUP INC.,

GEMACO INC.,

GEMASIA LLC,

GEMTECH LLC,

THE SHAREHOLDERS OF GEMGROUP INC.

and

DANNY R. CARPENTER, as AGENT

Dated as of July 1, 2014

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of July 1, 2014, is entered into by and among GAMING PARTNERS INTERNATIONAL CORPORATION, a Nevada corporation (“Buyer”), GEMGROUP INC., a Missouri corporation (“GemGroup”), GEMACO INC., a Missouri corporation (“Gemaco”), GEMASIA LLC, a Missouri limited liability company (“GemAsia” and collectively with GemGroup and Gemaco, the “Sellers”, or each a “Seller”), D. KAYE SUMMERS, DANNY R. CARPENTER, and JASON A. FITZHUGH, being all of the shareholders of GemGroup Inc. (collectively the “Shareholders” and each, a “Shareholder”), DANNY R. CARPENTER, as “Agent” and, for the sole purpose of agreeing to the provisions of Section 4.02(d), Section 6.02 and Section 6.10, GEMTECH LLC, a Kansas limited liability company (“GemTech”).

RECITALS

WHEREAS, Sellers are engaged in the design, manufacture, distribution, and sale of playing cards, table game layouts and elements, gaming and promotional chips and table accessories for the gaming and promotional products industries, roulette wheels, display signs and card shredding machines for the gaming industry and dominoes and gift packaging for the promotional products industries (such products, collectively, the “Products”, and such activities, collectively, the “Business”);

WHEREAS, Buyer wishes to purchase and acquire, and Sellers desire to sell, substantially all of their assets used or useful in the Business, on and subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises, and the representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.01       Definitions. The following terms, as used herein, have the following meanings:

“Affiliate” (including the term “affiliated”), whether or not capitalized, means, with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by or under direct or indirect common Control with, such specified Person.

“Applicable Law” means any domestic or foreign, federal, state or local statute, law, ordinance, policy, guidance, rule, administrative interpretation, regulation or Order of any Governmental Authority applicable to the Business, the Assets or to any relevant Person or any of their respective properties, assets, operations, officers, directors, employees, consultants or agents.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Blue Springs, Missouri, or Las Vegas, Nevada, are authorized or required by law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Continuing Debt” means the Fitzhugh Auto Loan and the Simpleprint Agreement.

“Contracts” means all contracts, agreements, options, understandings, leases for real or personal property, accepted purchase orders, commitments, warranties and other instruments of any kind, whether written or oral, to which any Seller is a party or by which any of its assets are bound, including any option to renew or extend the term of any thereof.

“Control” (including the terms “controlling,” “controlled by” and “under common control with”), whether or not capitalized, means with respect to any specified Person the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of securities, by contract or otherwise.

“Covered Employees” means (i) directors or employees of any Seller or any other Persons performing services for a Seller or engaged in the Business; (ii) former directors or employees of, or any other Persons formerly performing services for, any Seller or engaged in the Business; or (iii) beneficiaries of anyone described in (i) or (ii).

“Damages” means all demands, claims, assessments, losses, damages, costs, defense costs, expenses, liabilities, judgments, decrees, awards, fines, interest, sanctions, penalties, diminution of Asset value, and charges, including any amounts paid in settlement, and reasonable costs, fees and expenses of attorneys, accountants and other representatives of a Person incurring or suffering such Damages or are reasonably incurred in investigating, mitigating or avoiding same, whether or not arising from a third party claim, but not including (v) allocations of overhead or other internal costs that do not constitute an out-of-pocket expense, (w) any “multiple of profits,” “multiple of cash flow”, “multiple of EBITDA”, general dimunition in value or similar valuation methodology in calculating the amount of any losses, (x) indirect, exemplary, special or speculative losses, (y) liabilities, damages or expenses incurred due to the interruption of the indemnitee’s business or lost profit in excess of the amount of such lost profits directly attributed to the actual interruption for a period of up to a maximum of three (3) years of such lost profits, or (z) punitive damages. For purposes of clarity, Buyer and Sellers agree that any indirect, exemplary, special, speculative or punitive damages paid by an Indemnified Party to a person who is not a party to this Agreement pursuant to a third party claim shall be deemed to be direct damages of such Indemnified Party, whether or not arising from a third party claim.

“Debt” means any indebtedness of a Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or other similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances or interest swap agreements, or representing capitalized or synthetic lease obligations or the unpaid balance of the purchase price of any property, as well as the amount of all such indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the amount of any indebtedness of any other Person guaranteed by such Person.

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“Employee Benefit Plan” means any “employee benefit plan” (as defined by Section 3(3) of ERISA), and any other bonus, profit sharing, pension, compensation, deferred compensation, stock option, stock purchase, fringe benefit, severance, post-retirement, scholarship, disability, sick leave, vacation, commission, bonus, or retention plan, agreement or policy.

“Entitlements” means (i) any impact fee credits with, or impact fee payments to, any county or municipality in which any real estate is located arising from any construction of Improvements, or dedication or contribution of property, by any Person, or its predecessor in title or interest, related to such real estate; (ii) any development rights, allocations of development density or other similar rights allocated to or attributable to any real estate or Improvements; and (iii) any utility capacity allocated to or attributable to any real estate or Improvements, whether the matters described in the preceding clauses (i), (ii) or (iii) arise under or pursuant to Applicable Laws or agreement with Governmental Authorities or other third parties.

“Equipment” means all vehicles, machinery, office and computer equipment, furniture, fixtures, trade fixtures, rolling stock, molds, pallets and other equipment, together with all parts, tools, accessories and related supplies.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, other than a Seller, that has employees who are or have been at any date of determination occurring within the preceding six (6) years, treated pursuant to Section 4001(a)(14) of ERISA or Section 414 of the Code, as employees of a single employer that includes any Seller.

“Fitzhugh Auto Loan” means that certain agreement with Chrysler Capital for the purchase of that certain Jeep Cherokee used as a company car by Jason A. Fitzhugh.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, arbitral tribunal, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Improvements” means all buildings, structures, fixtures and other fixed assets or improvements of any and every nature located on, or annexed, attached or affixed to, actually or constructively, any real estate or any other Improvement.

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“Intellectual Property” means all patents, patent applications, docketed inventions, registered and unregistered trademarks, trademark applications, trade names, service marks, logos, copyrights, computer programs and other software and information technology rights, domain names, URLs, websites, trade secrets, confidential and proprietary business information, unpatented inventions, processes, know how, product formulae, engineering, drawings, plans and product specifications, all other intellectual property, including all trade dress, promotional displays and materials, price lists, bid and quote information, literature, catalogs, brochures, advertising material and the like, all telephone numbers, telephone and advertising listings, customer, supplier and distributor lists and all other information and data relating to the Business or its customers or suppliers, all product development, packaging development, and any licenses, license agreements and applications related to any of the foregoing.

“Inventory” means all inventories of raw materials, work-in-process and finished goods.

“IRS” means the Internal Revenue Service.

“Leased Real Property” means those parcels of real estate more particularly described on Schedule 2.01(a)(i) as Leased Real Property.

“Liability” means any liability or obligation of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, whether or not required to be accrued, reserved against or otherwise reflected on financial statements prepared in accordance with GAAP or is disclosed or required to be disclosed on any Schedule to this Agreement.

“Lien” means any mortgage, deed of trust, title defect, lien, pledge, security interest, hypothecation, transfer restriction, right of first refusal, adverse claim, conditional sales contract, easement, right-of-way, encumbrance, claim or charge of any kind or nature whatsoever.

“Material Adverse Change” means a material adverse effect on, or a material adverse change in, the operations, condition (financial or otherwise), results of operations, prospects, assets, Liabilities or reserves of the Business; provided, however, that when determining whether there has been a Material Adverse Change, any adverse change attributable to any of the following shall be disregarded: (i) general economic, business, industry or financial market conditions (whether in the United States or otherwise), but that do not disproportionately affect the Business; (ii) the taking of any action required by this Agreement; (iii) the announcement of the transactions contemplated hereby; (iv) the breach of this Agreement by Buyer, (v) any changes in applicable laws, regulations or accounting rules, including GAAP; (vi) any existing event, occurrence or circumstance set forth in the disclosure schedules to this Agreement; and (vii) any adverse change in or effect on the Business that is cured by or on behalf of the Sellers to the reasonable satisfaction of Buyer before the Closing Date.

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“Owned Real Property” means that certain real estate described on Schedule 2.01(a)(i) as Owned Real Property, together with all Entitlements and Improvements, plants, shrubs and trees located thereon, and all rights, ways and easements apputenant thereto (it being understood and agreed that the Owned Real Property shall not include the Olathe Facility).

“Permitted Liens” means: (i) Liens for Taxes or governmental assessments, charges or claims, the payment of which is not yet due; (ii) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other similar Persons and other Liens imposed by Applicable Law incurred in the ordinary course of business for sums not yet delinquent; (iii) Liens securing obligations of Sellers under secured Debt of Sellers being paid off at the Closing; and (iv) with respect to Owned Real Property only, Permitted Exceptions, provided, however, that none thereof interferes with or adversely affects, individually or in the aggregate, the value, marketability or current use of any Asset, and further provided, with respect to each of clauses (i) and (ii), that to the extent that any such Lien arises prior to the Closing Date and relates to, or secures the payment of, a Liability relating to the Business or Assets, such Lien shall not be a Permitted Lien unless all Liabilities related thereto or secured thereby are fully accrued as accounts payable or accrued expenses and are taken into account in the calculation of the Final Net Adjustment.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, bank, estate or other entity or organization, including a Governmental Authority.

“Records” means all records, files, books and operating data, invoices, databases, vendor and customer lists and information, manuals and other materials, whether in print, electronic or other media, equipment maintenance records, books of account, correspondence, financial, sales, market and credit information and reports, drawings, market research and other research materials and contract documents, in each such case whether or not constituting Confidential Information.

“Related Party” means, with respect to any Person, (i) any Affiliate of such Person; (ii) any member, shareholder, interest holder, legal guardian, director or officer of such Person or any of its Affiliates; or (iii) any family member or any of the Shareholders.

"Seller's Knowledge” (and any derivation thereof, whether or not capitalized) means only the current, actual knowledge and awareness, after reasonable inquiry, of (i) each of the Shareholders, (ii) Paul D. Quinlan, (iii) Leesa Nichols, (iv) Michael Fluty and (v) Emily Io (and shall not include any deemed or constructive knowledge or awareness except what would have been known on a reasonable inquiry).

“SimplePrint Agreement” shall mean that certain SimplePrint agreement between Gemaco and KK Office Solutions, Inc.

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“Tax” or “Taxes” means all taxes or tax assessments of any nature, including: (i) federal, state, local or foreign net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA or FUTA), real or personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax or duty, any withholding or back up withholding tax, estimated taxes, value added tax, severance tax, prohibited transaction tax, premiums tax, occupation tax, together with any interest or any penalty, any addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax; and (ii) any liability with respect to the foregoing as a result of being or formerly having been a member of any affiliated, consolidated, combined, unitary, or similar group, as a result of any transferee liability in respect of the foregoing, whether arising as a result of any agreement or otherwise by operation of law.

“Tax Return” means all returns, reports, forms or other information required to be filed with respect to any Tax (including estimated Tax payments or returns, elections and changes in accounting method), and any claims for refunds of Taxes and any amendments or supplements of any of the foregoing.

“Transaction Agreements” means this Agreement and the other agreements, documents, instruments, and certificates executed or to be executed by the parties pursuant to this Agreement, including those to be delivered at or before the Closing.

1.02       Index of Other Defined Terms. In addition to the terms defined in Section 1.01 above, the following terms shall have the respective meanings given thereto in the Sections indicated below:

Defined Term	Section	Defined Term	Section

Agent	9.02	Hazardous Substance	4.14(h)(iv)
Allocation	7.02	Hired Employees	6.03(a)
Assets	2.01(a)	Indemnitee	8.03(a)
Assumed Obligations	2.03	Indemnitor	8.03(a)
Base Purchase Price	3.01(a)	Indemnified Party	8.05
Buyer	Preamble	Indemnifying Party	8.05
Buyer Indemnitees	8.01(a)	Insurance Policies	4.19
Cap	8.01(b)	International Acquisition
Chosen Firm	3.04(b)	Agreements	3.03(j)
Closing	3.03(a)	Lease Agreements	4.13(b)
Closing Date	3.03(i)	Listed IP	4.17(a)
Closing Working Capital	3.01(b)(i)	Local Laws	3.03(j)
COBRA	4.16(e)	Objection	3.04(b)
Collected Receivables	3.05(b)	Olathe Equipment	4.08(c)
Confidential Information	6.01(b)	Olathe Facility	6.10
Consumed Raw Materials	3.05(b)	Orders	4.11
Credited 12-Month Inventory		Organizational Documents	4.01
Amount	3.05(d)	Pay-off Letter	3.03(b)
Credited 18-Month Inventory		Permits	4.11
Amount	3.05(f)	Permitted Exceptions	4.13(j)
Credited Raw Materials Amount	3.05(e)	Proceeding	4.07(a)
Credited Receivables	3.05(c)	Products	Recitals
Debt Holder	3.03(b)	Purchase Price	3.01(a)
Deductible	8.01(b)	Real Property	2.01(a)(i)
Direct Claim	8.03(b)	Release	4.14(h)(v)
Emily Io Deferred Compensation		Required Contractual Consent	4.04
Plan	2.03(f)	Required Legal Approval	4.04
Environmental Condition	4.14(h)(i)	Sellers	Preamble

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Defined Term	Section	Defined Term	Section

Environmental Law	4.14(h)(ii)	Seller Indemnitees	8.02(a)
Environmental Liabilities	4.14(h)(iii)	Seller Indemnitors	8.01(a)
Escrow Agent	3.03(d)	Shareholders	Preamble
Escrow Agreement	3.03(d)	Sold 12-Month Finished Goods	3.05(b)
Escrow Consideration	3.03(d)	Sold 18-Month Finished Goods	3.05(f)
Estimated Adjustment	3.03(c)(ii)	Survey	3.02
Excluded Assets	2.02	Title Commitment	3.02
Excluded Liabilities	2.04	Title Company	3.02
Final Net Adjustment	3.01(b)(ii)	Title Policy	3.02
Financial Reports	4.05	Unadjusted Book Value	3.05(d)
GemTech	Preamble	WARN Act	4.15(d)

ARTICLE II

ASSETS

2.01       Purchase of Assets.

(a)          Subject to the terms and conditions of this Agreement, at the Closing, the Sellers shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and acquire from the Sellers, free and clear of all Liens, other than Permitted Liens, all right, title and interest in and to the following assets, properties and rights of the Sellers, excepting only the Excluded Assets (as defined in Section 2.02), wherever located, and whether or not reflected on the books of Sellers (collectively, the “Assets”), including all right, title and interest in and to the following:

(i)          The Leased Real Property, as more particularly described on Schedule 2.01(a)(i), together with the Owned Real Property, as more particularly described on Schedule 2.01(a)(i) (collectively the “Real Property”);

(ii)         all Equipment, including the Equipment listed on Schedule 4.08(a) and (b) and other tangible assets and leasehold improvements;

(iii)        all Inventory and all rights to receive refunds, rebates or credits in connection with the purchase thereof;

(iv)        all Contracts relating to the Business, including those Contracts listed on Schedule 4.09(c);

(v)         all Permits, to the extent transferable;

(vi)        all Records, except as provided in Sections 2.02(c), (d) and (e);

(vii)       all prepaid expenses and deposits, deferred charges, advance payments, security deposits and prepaid items, but only to the extent Buyer would receive the post-Closing benefit thereof (excluding any such items relating to Excluded Assets);

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(viii)      all Intellectual Property (including the Listed IP) generated, used or held for use in the Business, including the right to sue in respect of any prior infringement or misappropriation of any thereof;

(ix)         all goodwill and going concern rights associated with the Business and the Assets, including all rights to use the names “GemGroup”, “Gemaco”, and “GemAsia”, and any derivatives thereof;

(x)          the right to receive any insurance proceeds relating to any Asset, other than any such right to receive any insurance proceeds to the extent relating to any Excluded Liabilities or other obligation of Sellers post-Closing;

(xi)         all accounts and notes receivable and all rights to bill customers for products shipped or services rendered, whether before or after the Closing;

(xii)        all claims, warranties, choses in action, causes of action, rights of recovery and rights of set-off of any kind against third parties relating to the Business, the Assets or the Assumed Obligations (other than to the extent relating to any Excluded Assets or Excluded Liabilities or obligations of Sellers under this Agreement), including any warranties from contractors, subcontractors, vendors (including Gill Studios to the extent related to defective products for which Buyer has responsibility) or suppliers regarding their performance, quality of workmanship or quality of materials supplied in connection with construction, manufacturing, development, installation, repair or maintenance at the Real Property, and the right to receive and retain mail and other communications relating to the Business, the Assets or the Assumed Obligations; and

(xiii)       all other assets used or held for use in the Business.

2.02       Excluded Assets. Notwithstanding anything in Section 2.01 to the contrary, the Assets shall not include, and Buyer shall not be deemed to purchase or acquire, any of the following (the “Excluded Assets”):

(a)          Gemaco’s facility located in Olathe, Kansas or any lease rights therein, or any assets of GemTech;

(b)          any cash on hand, bank accounts, cash equivalents or marketable securities of any Seller;

(c)          the corporate or company seal, minute books, stock books, blank share certificates, Tax Returns and other books and records relating to the corporate organization of any Seller;

(d)          personal copies of records and personal correspondence maintained by D. Kaye Summers or Danny R. Carpenter that are not technical in nature or otherwise are not material to the Business;

(e)          the original of any Records that Sellers are expressly required by Applicable Law to retain, so long as Sellers deliver at least one copy thereof to Buyer;

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(f)          shares or other securities issued by Sellers;

(g)          all rights of Sellers under any Transaction Agreements;

(h)          any Employee Benefit Plan or any assets or other rights under any Employee Benefit Plan;

(i)          all claims, warranties, choses in action, causes of action, rights of recovery and rights of set-off of any kind against third parties to the extent relating to the Excluded Assets or Excluded Liabilities;

(j)          all Tax assets, refunds and credits, rights to insurance refunds and credits, and refunds and credits not included in Closing Working Capital;

(k)          all other assets set forth on Schedule 2.02(k); and

(l)          all gaming licenses.

2.03       Assumed Obligations. As part of the consideration for the Assets, subject to Section 2.04, at the Closing, Buyer shall assume the following liabilities and obligations of the Sellers, to the extent arising from or related to the conduct of Business in the ordinary course (the “Assumed Obligations”):

(a)          all executory obligations of the Sellers to be performed or arising from and after the Closing Date under those Contracts and Permits that are Assets (including, without limitation, purchase orders for materials, supplies, etc. that were placed prior to Closing in the ordinary course of the Business, consistent with past practices but not shipped or invoiced until post-Closing, provided that any such purchase orders in excess of $100,000 shall be set forth on Schedule 2.03(a)), but excluding (i) any obligations or liabilities arising from or related to any default, breach or violation of such Contract or Permit by Sellers at or prior to the Closing Date and (ii) any accounts payable or accrued expenses (which accounts payable and accrued expenses are addressed exclusively in Section 2.03(e) below);

(b)          any obligations to replace gaming chips in respect of the listed chip problems set forth on Schedule 2.03(b);

(c)          the SimplePrint Agreement;

(d)          the Fitzhugh Auto Loan;

(e)          any accounts payable and accrued expenses that are current liabilities of the Sellers arising prior to the Closing Date in the ordinary course of the Business, consistent with past practices, but solely to the extent taken into account in the determination of the Final Net Adjustment, and expressly excluding any amounts due to any Seller or Related Party of a Seller;

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(f)          obligations under the Deferred Compensation Plan for Emily Io (effective January 1, 2010), as revised on February 21, 2011 (the “Emily Io Deferred Compensation Plan”); and

(g)          obligations of the lessee arising after the Closing under the Lease Agreements.

2.04       Excluded Liabilities. Other than as specifically listed in Section 2.03 above, Buyer shall assume no Liability whatsoever of any Seller, whether or not arising from or related to the ownership or operation of the Business or the Assets, and whenever accruing (the “Excluded Liabilities”), all of which will be retained by Sellers. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, and under no circumstances shall Buyer be deemed to assume any Liability arising out of or relating to:

(a)          any accounts payable and accrued expenses that are not current liabilities of the Sellers or were not incurred in the ordinary course of the Business, consistent with past practices;

(b)          any product liability or warranty claim arising out of any product sold or manufactured in the Business prior to the Closing Date, other than the obligations specifically listed in Section 2.03(b);

(c)          any claim for breach of Contract or violation of Applicable Law arising at or prior to the Closing Date, other than the obligations specifically listed in Section 2.03(b);

(d)          any claim predicated on tortious conduct, strict liability or any similar legal theories based on acts, omissions, events or circumstances at or prior to the Closing Date, other than the warranty obligations specifically listed in Section 2.03(b);

(e)          Taxes of any kind or character (other than any prorated property Taxes for which Buyer is responsible under Section 7.04);

(f)          the ownership, operation, use or disposal of any Excluded Asset or any business activity other than the Business, whether before or after Closing;

(g)          any employee compensation or employee benefits, including liability for severance pay, overtime pay, unemployment compensation, bonuses, incentive compensation, vacation pay, sick leave, termination pay, retirement plans, pension plans, and any Liability otherwise relating to any Employee Benefit Plan of any Seller or of any ERISA Affiliate, including any such plans covering any employees of any Seller represented by a labor organization or covered by a collective bargaining agreement;

(h)          any Environmental Liability proximately caused by any pre-Closing condition or obligation, including but not limited to any Liability proximately caused by any past or present events, conditions, obligations, circumstances, activities, practices, incidents, actions, omissions or plans, including any such events that: (x) could interfere with or prevent continued compliance with any Environmental Law with respect to the operation of the Real Property, or (y) may give rise to any Environmental Liability at any Real Property or that otherwise may form the reasonable basis of any Proceeding relating to the Real Property or the present or former operations at the Real Property: (i) under any Environmental Laws; (ii) based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, Release or Threatened Release, of any Hazardous Substance; or (iii) resulting from exposure to workplace hazards;

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(i)          any Debt of any Seller or any payables of Seller due to any other Seller or any Related Party;

(j)          any Proceedings relating to any Seller or the Business in respect of acts or omissions prior to the Closing, whether or not listed on Schedule 4.07(a);

(k)          the Transaction Agreements, including any related legal and accounting fees and expenses;

(l)          any liability of GemTech of any kind or nature; and

(m)          any claims, choses in action, causes of action, rights of recovery, rights of set-off of any kind by any third party (including any employee or former employee of any Seller) arising out of the conduct of the Business or the ownership of any Assets prior to the Closing Date, other than the obligations specifically listed in Section 2.03(b).

2.05       Purchase and Sale of GemAsia Foreign Assets. Buyer designates its subsidiary, Gaming Partners International Asia, Limited, to acquire all of the Assets and assume all of the Assumed Obligations located in or arising from the conduct of GemAsia’s Business in Macao, and will be responsible for paying the portion of the Purchase Price allocable thereto.

ARTICLE III

PURCHASE PRICE AND CLOSING

3.01       Purchase and Sale of Assets.

(a)          The purchase price for the Assets shall equal: (i) Nineteen Million Seven Hundred Fifty Thousand Dollars ($19,750,000) (the “Base Purchase Price”), plus (ii) the Final Net Adjustment (such sum, the “Purchase Price”), payable as and when provided in this Article III.

(b)          As used herein, the following terms have the respective meanings set forth below:

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(i)          “Closing Working Capital” means, as of the Closing Date, on a consolidated basis for Sellers, (x) the sum of (i) accounts receivable (less an agreed bad debt reserve of 2% of all accounts receivable), plus (ii) the book value of Inventory, plus (iii) prepaid expenses, minus (y) the sum of (i) accounts payable and (ii) accrued expenses (including, without limitation, the current portion under the Emily Io Deferred Compensation Plan), all determined in accordance with GAAP as in effect on the Closing Date, provided that for purposes of determining the book value of Inventory (A) there shall be applied an obsolescence reserve of (1) 50% with respect to any finished goods in a stock keeping unit for which no bona fide third party sales have occurred in the 6 months prior to the Closing Date, and (2) 100% with respect to any finished goods in a stock keeping unit for which no bona fide third party sales have occurred in the 12 months prior to the Closing Date, and (B) obsolete or slow moving raw materials shall be written off using the same methodology and principles as applied in the preparation of GemGroup’s audited 2013 financial statements, and in a manner consistent with the example set forth in Exhibit A attached hereto. For the avoidance of doubt, Closing Working Capital will not take into account any Excluded Assets or Excluded Liabilities.

(ii)          “Final Net Adjustment” means (i) the Closing Working Capital, as finally determined pursuant to Section 3.03, minus (ii) $1,635,710, it being understood that the Final Net Adjustment can be a positive or negative number.

(c)          For purposes of determining the quantity of the Sellers’ Inventory as of the Closing Date, Sellers and Buyer have conducted or will conduct on the Closing Date, a joint physical count of the Inventory included in the Assets, which count shall be adjusted to reflect transactions intervening between the time of such physical count and the Closing Date. In conducting the physical count of such Inventory, any chip components not related to any pending orders for Gemaco that are stored in the “cage” at the Olathe Facility will be disregarded.

3.02       Title Insurance.

(a)          Buyer has previously obtained a title insurance commitment with respect to the Owned Real Property (the “Title Commitment”) issued by First American Title Insurance Company (the "Title Company"), a copy of which has been provided to Sellers. At Closing, the Title Company shall issue to Buyer, at Seller’s expense, an owner’s title insurance policy with respect to the Owned Real Property, in the then current ALTA standard Form B policy form consistent with the title Commitment but with the deletion of all “standard exceptions” as shown on the Title Commitment (the “Title Policy”), in the amount of $[TBD], insuring that at the time of the recording of the Deed there is vested in Buyer fee simple title to the Owned Real Property, subject only to the Permitted Exceptions. All endorsements to the Title Policy, if any, shall be paid for by Buyer. Sellers shall satisfy those matters shown on Schedule B, Part I requiring any action by Sellers.

3.03       Closing.

(a)          The closing (the “Closing”) of the purchase and sale of the Assets shall take place at the offices of Dentons US LLP, 4520 Main Street, Suite 1100, Kansas City, Missouri 64111 or such other mutually agreed upon place, immediately following the execution and delivery of this Agreement.

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(b)          In anticipation of the Closing, Sellers have delivered or caused to be delivered to Buyer a letter (a “Pay-off Letter”) from each holder of any Debt (other than the Continuing Debt) encumbering or relating to any of the Assets (each a “Debt Holder”), if any, addressed to the relevant Sellers, Buyer and Buyer’s counsel, containing (A) the name of each Debt Holder to whom such Debt is owed, (B) the aggregate payments necessary to be made at the Closing in order to satisfy in full all amounts outstanding related to the Assets, including all principal, interest, fees, prepayment penalties or other amounts due or owing with respect thereto, (C) an agreement by such Debt Holder to release any Liens on any of the Assets securing such Debt upon payment of such statement amount (Seller will use reasonable efforts to get such Debt Holder to authorize Buyer and its representatives to release such Liens), and (D) wiring or other payment instructions for each such Debt Holder.

(c)          At the Closing, Buyer shall pay; against delivery of Sellers’ Closing deliverables described below:

(i)          to each Debt Holder the amount set forth in or determined in accordance with such Debt Holder’s Pay-off Letter;

(ii)         to Sellers, an amount equal to the Base Purchase Price minus the aggregate amount paid or payable to the Debt Holders pursuant to Section 3.03(c)(i), minus $1,000,000, which represents Buyer’s non-refundable deposit being held by BOKF, NA, minus the Escrow Consideration.

(d)          At the Closing, Buyer shall pay to HSBC, NA (the “Escrow Agent”), two million dollars ($2,000,000) (the “Escrow Consideration”), to be held in escrow and disbursed pursuant to that certain escrow agreement (the “Escrow Agreement”) entered into by Buyer, Agent and Escrow Agent simultaneously herewith.

(e)          At or prior to the Closing, GemGroup and Buyer shall have sent instructions to BOKF, NA authorizing the release to GemGroup of the $1,000,000 non-refundable deposit pursuant to that certain escrow agreement entered into by Buyer, GemGroup and BOKF, NA, dated as of March 13, 2014.

(f)          The payment to be made by Buyer to Sellers at the Closing pursuant to Section 3.03(c)(ii) will be paid by wire transfer to the bank account previously designated by Sellers to Buyer in writing.

(g)          At the Closing, Sellers shall deliver or cause to be delivered to Buyer the following:

(i)          possession or control at the Real Property (or with respect to the Olathe Equipment, at the Olathe Facility) of all tangible Assets;

(ii)         bills of sale, general assignments and conveyance documents with respect to the Assets, in form and substance reasonably satisfactory to Buyer and its counsel, duly executed by the applicable Sellers, and such other instruments as may be reasonably requested by Buyer to transfer all right, title and interest in, under and to the Assets to Buyer, free and clear of Liens other than Permitted Liens;

(iii)        good and marketable fee simple title to the Owned Real Property by warranty deed, executed in accordance with the requirements of the laws of Missouri, and in such form as permits the deeds to be recorded in the real property records of the county where such Owned Real Property is located;

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(iv)        an assignment of all of Sellers' leasehold rights and interests under the applicable Lease Agreements;

(v)         certificates from the Secretaries or comparable officer of each of Sellers, dated as of the Closing Date, attesting to the resolutions of the Board of Directors and shareholders, or managers and members, as applicable, of each Seller authorizing the execution, delivery and performance of the Transaction Agreements to which such Seller is a party, and to the incumbency of each person executing any Transaction Agreement on behalf of such Seller;

(vi)        certificate or certificates of insurance evidencing the coverage required by Section 6.07;

(vii)       copies of the Organizational Documents of each Seller, as in effect on the Closing Date, certified by the Secretary of each applicable Seller;

(viii)      evidence reasonably satisfactory to Buyer and its counsel that all mortgages, security interests, collateral assignments and other Liens (other than Permitted Liens) on any of the Assets have been released, discharged and terminated in full, and the relevant Assets or other assigned collateral have been returned to the relevant party;

(ix)         such customary assignments, affidavits, deeds, certificates, consents, approvals or other documents and instruments as are reasonably required by the Title Company for issuance of any owner’s title insurance policy with respect to the Owned Real Property;

(x)          a duly executed, mutually agreeable Transition Services Agreement between GemTech and Buyer;

(xi)         a duly executed, mutually agreeable Employment Agreement between Jason A. Fitzhugh and Buyer; and

(xii)        any other documents or instruments reasonably requested by Buyer, its counsel or the Title Company in order to implement or evidence the transactions contemplated hereby.

(h)          At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

(i)          Assumption agreements with respect to the Assumed Obligations (including the Lease Agreements), in form and substance reasonably satisfactory to Buyer and its counsel, duly executed by Buyer, and such other instruments as may be reasonably requested by Seller to document the transactions contemplated hereby;

(ii)         certificates from the Secretary or comparable officer of Buyer, dated as of the Closing Date, attesting to the resolutions of the Board of Directors of Buyer authorizing the execution, delivery and performance of the Transaction Agreements to which Buyer is a party, and to the incumbency of each person executing any Transaction Agreement on behalf of Buyer;

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(iii)        a duly executed, mutually agreeable Transition Services Agreement between GemTech and Buyer;

(iv)        a duly executed, mutually agreeable Employment Agreement between Jason A. Fitzhugh and Buyer; and

(v)         any other documents or instruments reasonably requested by Seller, its counsel or the Title Company in order to implement or evidence the transactions contemplated hereby.

(i)          Unless otherwise agreed by Buyer and Sellers, the purchase and sale of the Assets and the assumption of the Assumed Obligations shall be deemed effective (including for purposes of determining the Final Net Adjustment) as of 12:01 a.m. Central Time on the date of the Closing (the “Closing Date”).

(j)          Subject to the terms and conditions hereof, Sellers and Buyer shall enter into and, if and to the extent required, file with the appropriate Governmental Authorities, such agreements or instruments (the “International Acquisition Agreements”) providing for the sale, transfer, assignment, delivery or other direct or indirect conveyance of any Assets located outside the United States that, in Buyer’s reasonable opinion, must be or reasonably should be documented separately from this Agreement pursuant to requirements of Applicable Laws in the jurisdiction where located (“Local Laws”). The forms of such International Acquisition Agreements shall be negotiated in good faith between the Agent and Buyer. Notwithstanding any provision of this Agreement to the contrary, the parties agree that each International Acquisition Agreement shall only contain the provisions required by applicable Local Laws or as are otherwise reasonably appropriate to permit enforcement of the parties’ respective rights and obligations hereunder or otherwise reasonable in giving effect to the transactions contemplated hereby in or with respect to any relevant jurisdiction. To the extent that the provisions of any International Acquisition Agreement are inconsistent with the provisions of this Agreement, (i) the provisions of this Agreement shall prevail and the inconsistent provisions of the International Acquisition Agreement shall be given effect only to the extent required to comply with applicable Local Laws, and (ii) the parties shall nonetheless to the maximum extent permitted by Applicable Law comply with the applicable provisions of this Agreement instead of the applicable provisions of the relevant International Acquisition Agreement, and if not permitted by Applicable Law to comply with this Agreement strictly in accordance with its terms, such parties shall implement such arrangements as may be necessary to afford to each such party as nearly as practicable the benefits and burdens such party would have enjoyed and been subject to had the parties been permitted to comply with this Agreement strictly in accordance with its terms.

(k)          The following will be deposited with the Title Company on or before the Closing Date:

(i)          Sellers will deposit or cause to be deposited:

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(1)         The Deed described in paragraph (g)(iii) of this Section 3.03, duly executed and acknowledged;

(2)         A payoff statement or, if required by the Title Company, such release documents with respect to all mortgages, deeds of trust and financing instruments affecting the Owned Real Property;

(3)         A certification of the Owned Real Property's Seller’s non-foreign status pursuant to Section 1445 of the Code;

(4)         A closing statement prepared by the Title Company and executed by Seller;

(5)         Such other documents and instruments as the Title Company reasonably requires to evidence the due organization and valid existence of Seller and its authority to enter into and perform its obligations under this Agreement;

(ii)         Buyer will deposit or cause to be deposited:

(1)         By federal wire transfer of funds, an amount equal to the portion of the Purchase Price allocated to purchase of the Seller owned Real Property, as adjusted for proration of taxes and assessments as herein provided;

(2)         Such documents and instruments as the Title Company reasonably requires to evidence the due organization and valid existence of Buyer and its authority to enter into and perform its obligations under this Agreement; and

(3)         A closing statement prepared by the Title Company and executed by Buyer.

Upon receipt of all of the documents and funds described in this subsection (j), the Title Company will (i) record the Deed; (ii) disburse funds as shown in Seller’s closing statement; (iii) deliver to Buyer the Title Policy, the original Deed, as recorded and a copy of Buyer’s closing statement executed Buyer; and (iv) deliver to Seller a photocopy of the Deed, as recorded, and a copy of Seller’s closing statement.

(k)          The costs of Closing with respect to the Seller owned Real Property shall be paid as follows:

(i)          Buyer will pay:

(1)         One-half of the Title Company’s fee for acting as closing agent; and

(2)         The cost of recording the Deed; and

(3)         The cost of any endorsements to the Title Policy and the cost of any loan policy issued to Buyer's lender (if any).

(ii)         Seller will pay:

(1)         The cost of recording all releases of existing mortgages, deeds of trust and other financing instruments.

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(2)         The cost of issuance of the Title Commitment and the premium for the Title Policy in the amount of the portion of the Purchase Price allocated to purchase of the Owned Real Property; and

(3)         One-half of the Title Company’s fee for acting as closing agent.

3.04       Purchase Price Adjustment.

(a)          Within ninety (90) days after the Closing, Buyer shall prepare and deliver to Agent a statement setting forth Buyer’s good faith calculation of the Closing Working Capital.

(b)          Buyer’s calculation of the Closing Working Capital shall be final and binding for all purposes hereof unless the Agent delivers to Buyer written notice of objection no later than thirty (30) days after Buyer delivers such calculation to Agent, which notice shall specify the nature, amount and basis of each disputed item (an “Objection”). Failure by the Agent to deliver an Objection within such thirty-day period will be deemed to be Sellers’ acceptance of the Closing Working Capital as proposed by Buyer. Buyer and the Agent shall attempt in good faith to reach an agreement resolving all disputes set forth in the Objection within thirty (30) days after its delivery. If Buyer and the Agent are unable to resolve any or all such disputes within such thirty-day period, the parties shall, promptly after the expiration of such period, submit for resolution all unresolved disputes to BDO USA, LLP, or another nationally-recognized, independent public accounting firm selected by agreement of Buyer and the Agent, or if they cannot agree, selected by agreement of the independent public accounting firms regularly used by GemGroup and Buyer to audit their respective financial statements (the “Chosen Firm”) for resolution.

(c)          Promptly, but no later than thirty (30) days after its acceptance of its appointment as the Chosen Firm, the Chosen Firm shall determine, based solely on written presentations by Buyer and the Agent, those items remaining in dispute with respect to the calculation of the Closing Working Capital and shall render a written report to Buyer and the Agent as to the resolution of each disputed item and the resulting calculation of Closing Working Capital. In resolving any disputed item, the Chosen Firm (i) shall not assign a value to such item greater than the greatest value for such item claimed by the Agent or Buyer or less than the smallest value for such item claimed by the Agent or in the Objection; (ii) shall rule only on the unresolved items raised by the Agent or Buyer, accepting all other aspects of Buyer’s calculation of the Closing Working Capital; and (iii) shall have no right, authority or discretion to employ any accounting standard or principles except for those provided herein, as illustrated in the example calculation set forth on Exhibit A. The Chosen Firm will have exclusive jurisdiction over, and resort to the Chosen Firm as provided in this Section 3.04 will be the sole recourse and remedy of the parties with respect to, any disputes arising out of or relating to the calculation of the Closing Working Capital. The Chosen Firm’s determination will be conclusive and binding on the parties for all purposes hereof.

(d)          The Parties shall cooperate with and make available to each other and their respective representatives, all relevant business records, and shall permit access to their relevant facilities and personnel, as reasonably required in connection with the preparation and analysis of the Closing Working Capital and the resolution of any disputes with respect thereto in accordance herewith.

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(e)          The fees and expenses of the Chosen Firm shall be paid one-half by Sellers and one-half by Buyer.

(f)          If the Final Net Adjustment is a positive number, then the Purchase Price shall be increased by the amount of such Final Net Adjustment and Buyer shall pay such amount to the Agent, on behalf of Sellers, as their interests may appear. If the Final Net Adjustment is a negative number, then the Purchase Price shall be decreased by the amount of such shortfall and Sellers shall refund such amount to Buyer. Any payment or refund required under this Section 3.04(f) shall be made by wire transfer of immediately available funds no later than five (5) Business Days after the date on which the Closing Working Capital is finally determined as provided in this Section 3.04, whether by agreement of Buyer and the Agent, lapse of time to deliver an Objection or resolution of disputed matters by the Chosen Firm. In the event of any disputes with respect to the calculation of the Closing Working Capital, the parties shall nonetheless promptly pay to each other, as appropriate, any net amount as can not be affected by the outcome of the disputed items.

3.05       Subsequent Working Capital Adjustments.

(a)          From the Closing Date through the first anniversary of the Closing Date, Buyer shall use its reasonable commercial efforts (consistent with its efforts to collect receivables arising in the conduct of its own business) to collect all accounts receivable included in the Assets transferred to Buyer, provided that such efforts need not include recourse to litigation or, except with respect to promotional accounts where consistent with the past practice of the Business and commercially reasonable under the circumstances, recourse to an outside collection agency. From the Closing Date through the first anniversary of the Closing Date (or for 18 months after the Closing Date for items listed on Schedule 3.05(f)), Buyer shall use its reasonable commercial efforts (in the ordinary course of business and in quantities consistent with its reasonable commercial needs) to (i) sell the finished goods and complete and sell the work in process included in the Assets transferred to Buyer and (ii) use the raw materials included in the Assets transferred to Buyer, excluding in the case of (i) and (ii) any defective, damaged or discontinued items. The parties agree that, with respect to any payment on account of the accounts receivable, payments by a customer shall be applied to the invoice(s) specified by the customer or to the receivable reasonably identifiable to such payment (as, for example, where the payment amount corresponds exactly to the amount of a given invoice), and otherwise to the oldest undisputed accounts receivable from such customer, provided, that Buyer shall not affirmatively request that customers pay post-Closing accounts receivable prior to any pre-Closing accounts receivable. Buyer shall use commercially reasonable efforts to use and/or sell the finished goods, work in process and raw materials included in the Assets transferred to Buyer (other than defective or damaged items) before using any of the same items of substantially similar quality purchased or produced by Buyer after the Closing Date.

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(b)          Within sixty (60) days after the first anniversary of the Closing Date, Buyer shall prepare and deliver to Agent a report setting forth, with respect to the one year period ending on such anniversary: (i) the aggregate amount collected by Buyer on account of all accounts receivable included in the Assets transferred to Buyer at the Closing (the “Collected Receivables”); (ii) the quantity by stock keeping unit of all finished goods and work in process Inventories transferred to Buyer at the Closing sold by Buyer in the ordinary course of the Business (but excluding those stock keeping units listed on Schedule 3.05(f)) (the “Sold 12-Month Finished Goods”); and (iii) the quantity by category of raw materials included in the Inventories transferred to Buyer at the Closing used by Buyer in the production of finished goods (the “Consumed Raw Materials”). Buyer will maintain a record of all purchases of Inventory by individual item during the twelve (12) month period following the Closing, shall conduct a complete physical inventory on the first anniversary of the Closing Date and shall use such purchase records to compare and compute the amounts of the Sold 12-Month Finished Goods on the first anniversary of the Closing Date.

(c)          If the Collected Receivables exceed the net amount taken into account in the final calculation of the Closing Working Capital on account of accounts receivable (such amount, the “Credited Receivables”), then Buyer will pay to Agent, on behalf of Sellers, as an addition to the Purchase Price, the amount of such excess. If the Collected Receivables are less than the Credited Receivables, then Sellers shall refund to Buyer the amount of such shortfall, and Buyer shall, upon request, transfer and assign to Sellers on a quitclaim basis any accounts receivable in respect of which Sellers shall have reimbursed Buyer.

(d)          If the book value (determined as of the Closing Date and without regard to the obsolescence reserves pursuant to subclause (A) of the definition of Closing Working Capital) (“Unadjusted Book Value”) of the Sold 12-Month Finished Goods exceeds the net amount taken into account (after giving effect to such obsolescence reserves) in the final calculation of the Closing Working Capital on account of such stock keeping units (the “Credited 12-Month Inventory Amount”), then Buyer will pay to Agent, on behalf of Sellers, as an addition to the Purchase Price, the amount of such excess. If such book value is less than the Credited 12-Month Inventory Amount, then Sellers shall refund to Buyer the amount of such shortfall.

(i)          By way of example only, assume that, as of the Closing, there are 100 units of a particular SKU in the Inventory transferred to Buyer, having a book value of $1.00 each. A 50% obsolescence reserve is applied to such SKU pursuant to subclause (A) of the definition of Closing Working Capital. Accordingly, the Credited 12-Month Inventory Amount for such SKU is $50.00. Assume further that during the one year period ending on the first anniversary of the Closing, Buyer sells all 100 units of such SKU in the ordinary course of the Business (i.e., the Sold 12-Month Finished Goods for such SKU is 100 units). The Unadjusted Book Value of the Sold 12-Month Finished Goods is therefore $100 (100 units * $1.00 per unit), and Buyer would pay to Sellers an additional $50 on account of such SKU (i.e., $100 - $50 = $50).

(ii)         By way of further example, assume that, as of the Closing, there are 100 units of a particular SKU in the Inventory transferred to Buyer, having a book value of $1.00 each. A 50% obsolescence reserve is applied to such SKU pursuant to subclause (A) of the definition of Closing Working Capital. Accordingly, the Credited 12-Month Inventory Amount for such SKU is $50.00. Assume further that during the one year period ending on the first anniversary of the Closing, Buyer sells only 30 units of such SKU in the ordinary course of the Business (i.e., the Sold 12-Month Finished Goods for such SKU is 30 units). The Unadjusted Book Value of the Sold 12-Month Finished Goods is therefore $30 (30 units * $1.00 per unit), and Sellers would refund to Buyer $20 on account of such SKU (i.e., $30 - $50 = ($20)).

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(e)          If the book value (determined as of the Closing Date and without regard to any write-offs pursuant to subclause (B) of the definition of Closing Working Capital) (also referred to as the “Unadjusted Book Value” of the Consumed Raw Materials for purposes of Section 3.05(g) below) of the Consumed Raw Materials exceeds the amount taken into account (after giving effect to such write-offs) in the final calculation of the Closing Working Capital on account of such raw materials (the “Credited Raw Materials Amount”), then Buyer will pay to Agent, on behalf of Sellers, as an addition to the Purchase Price, the amount of such excess. If such book value is less than the Credited Raw Materials Amount, then Sellers shall refund to Buyer the amount of such shortfall.

(f)          Within sixty (60) days after the eighteen-month anniversary of the Closing Date, Buyer shall prepare and deliver to Agent a report setting forth, with respect to the eighteen-month period ending on such anniversary the quantity by stock keeping unit of all Inventories in the stock keeping units listed on Schedule 3.05(f) that were transferred to Buyer at the Closing and sold by Buyer in the ordinary course of the Business (the "Sold 18-Month Goods"). If the Unadjusted Book Value of such Inventories exceeds the net amount taken into account (after giving effect to such obsolescence reserves) in the final calculation of the Closing Working Capital on account of such stock keeping units (the “Credited 18-Month Inventory Amount”), then Buyer will pay to Agent, on behalf of Sellers, as an addition to the Purchase Price, the amount of such excess. If such book value is less than the Credited 18-Month Inventory Amount, then Sellers shall refund to Buyer the amount of such shortfall. Buyer will maintain a record of all purchases of Inventory by individual item during the eighteen (18) month period following the Closing and shall conduct a complete physical inventory 18 months following the Closing Date and shall use such purchase records and inventory to compare and compute the amounts of the Credited 18-Month Inventory Amount on the eighteen-month anniversary of the Closing Date.

(g)          Notwithstanding any other provision of this Section 3.05, with respect to any finished goods or raw materials included in the Assets transferred to Buyer which are defective or damaged and which are sold during the relevant 12- or 18-month time period under this Section 3.05 for less than their Unadjusted Book Value, then, in calculating the Credited 12-Month Inventory Amount, Credited Raw Materials Amount or Credited 18-Month Inventory Amount, as applicable, the parties shall, in lieu of Unadjusted Book Value, use the lower of (i) the Unadjusted Book Value and (ii) the amount equal to 70% of the actual sales price of the finished goods or raw materials. Sellers acknowledge that it is not Buyer’s culture or intent to sell products at less than book value, but this paragraph 3.05(g) will apply to the extent such sales do occur during the relevant time periods.

(h)          Any report delivered by Buyer pursuant to Section 3.05(b) or (f) will be final and binding for all purposes hereof unless the Agent delivers to Buyer written notice of objection within thirty (30) days after delivery of Buyer’s report, which notice shall specify in reasonable detail the scope, amount and basis of any disputed items. The procedures of Section 3.05(b)-(e) shall apply to resolution of any such disputed items, mutatis mutandis. Any net amount payable by Buyer or Sellers hereunder shall be paid within five (5) Business Days after all related disputes have been resolved in accordance herewith. Any payment pursuant to this Section 3.05 shall be treated as an adjustment to the Purchase Price for all purposes.

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(i)          If, during the twelve (12) months after the Closing Date, Buyer no longer actively offers for sale or sells a Seller product or product line in a manner comparable to how the product or product line was sold prior to Closing, all work in process and finished goods Inventories related to that product or product line and included in the Assets transferred to Buyer will be deemed sold by Buyer during the first year after the Closing at Closing Date book value; provided, however, that this Section 3.05(i) shall not apply to (x) any work in process that is not tied to a particular customer order as of the Closing Date, (y) any defective or damaged items, or (z) any items stored in the “cage” at the Olathe Facility as of the Closing Date.

(j)           If, during the relevant twelve (12) or eighteen (18) months after the Closing Date, Buyer or its representatives negligently damages Inventory or takes any action or fails to take any commercially reasonable action to protect the Inventory from damage or loss, and as a direct result of such damage, action or failure to take action the value of such Inventory is materially decreased, then such Inventories will be deemed sold by Buyer during the first year after the Closing at Closing Date book value.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers, jointly and severally, and, GemTech (but only with respect Section 4.02(d)), severally and not jointly, represent and warrant to Buyer as follows:

4.01       Organization. Each of GemGroup and Gemaco is a corporation, duly organized, validly existing and in good standing under the laws of the State of Missouri, and has all requisite corporate power and authority to carry on its business as now conducted by it and to own and operate its assets as now owned and operated by it. GemAsia is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Missouri, and has all requisite limited liability company power and authority to carry on its business as now conducted by it and to own and operate its assets as now owned and operated by it. No Seller is required to be qualified to conduct business in any state or other jurisdiction other than as set forth in Schedule 4.01, in which states they are duly qualified to do business and in good standing, except where the failure to be so qualified and in good standing could not reasonably be expected to have a Material Adverse Effect. Each Seller has delivered to Buyer true and correct copies of its Articles of Incorporation, Bylaws, Operating Agreements and any similar governing or constitutive documents or agreements, as applicable (collectively, the “Organizational Documents”), each as currently in effect.

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4.02       Authority; Enforceability.

(a)          Each Seller has the right, corporate or limited liability company power, and authority, and each of the Shareholders has the right, power and legal capacity, in each case, to execute and deliver the Transaction Agreements executed or to be executed by each of them pursuant to this Agreement, and to perform their respective obligations thereunder. The Transaction Agreements to which each Seller or Shareholder is a party constitute (or will, when executed and delivered as contemplated herein, constitute) the legally binding obligations of such Seller or Shareholder, enforceable in accordance with their respective terms.

(b)          Except as set forth on Schedule 4.02(b), the execution, delivery and performance of the Transaction Agreements by Sellers and Shareholders, and the consummation of the transactions contemplated thereby, do not and will not: (i) require the consent, waiver, approval, license or other authorization of any Person (including any spousal consent); (ii) violate any provision of Applicable Law; (iii) violate or breach any Contract included in the Assets; or (iv) contravene, conflict with, or result in a violation of: (1) any provision of any Seller’s Organizational Documents; or (2) any resolution adopted by the Board of Directors, shareholders, managers or members, as applicable, of any Seller.

(c)          All requisite corporate or limited liability company action has been taken by Sellers and Shareholders to authorize and approve the execution and delivery of the Transaction Agreements, the performance by Sellers of their respective obligations thereunder and of all other acts necessary or appropriate for the consummation of the transactions contemplated by the Transaction Agreements.

(d)           GemTech has the right, limited liability company power, and authority, to execute and deliver the Transaction Agreements executed or to be executed by each of them pursuant to this Agreement, and to perform their respective obligations thereunder. All requisite corporate or limited liability company action has been taken by GemTech to authorize and approve the execution and delivery of the Transaction Agreements, the performance by GemTech of its obligations thereunder and of all other acts necessary or appropriate for the consummation of the transactions contemplated by the Transaction Agreements.

4.03       Capitalization. The Shareholders are the legal and beneficial owners of all of the issued and outstanding shares of GemGroup. GemGroup is the legal and beneficial owner of all of the issued and outstanding shares of Gemaco and all of the limited liability company interests of GemAsia.

4.04       Consents. Schedule 4.04 sets forth (i) each governmental or other registration, filing, application, notice, transfer, consent, approval, order, qualification and waiver required under Applicable Law to be obtained by any Seller in connection with the execution and delivery of any Transaction Agreement, or the consummation of the transactions contemplated thereby (each, a “Required Legal Approval”), and (ii) each Contract with respect to which a consent of or waiver by any other party thereto must be obtained by virtue of the execution and delivery of the Transaction Agreements or the consummation of the transactions contemplated thereby to avoid the invalidity of such Contract, the termination thereof (or the giving rise to any right to terminate by another party), a breach or default thereunder (whether with notice, passage of time or both) or any other change or modification to the terms thereof (including acceleration of any Liabilities) (each, a “Required Contractual Consent”).

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4.05       Financial Reports; Liabilities. Sellers have previously delivered to Buyer the audited, consolidated balance sheet and statements of income, shareholders’ equity (or deficit), and cash flows of GemGroup and its subsidiaries, as at and for the fiscal years ended December 31, 2009, 2010, 2011, 2012 and 2013 (the “Financial Reports”). The Financial Reports: (i) are true and correct in all material respects; (ii) have been prepared in accordance with GAAP, consistently applied; (iii) present fairly the financial condition and the results of operations of Sellers as of the date(s) and for the period(s) therein indicated; and (d) are consistent with the books and records of Sellers prepared in the ordinary course of business. The Sellers have no known Liabilities other than: (i) as reflected in the most recent balance sheet included in the Financial Reports (including the notes thereto); (ii) executory obligations under Contracts; and (iii) Liabilities set forth on Schedule 4.05.

4.06       Books and Records.

(a)          The books of account and other records of Sellers, all of which have been made available to Buyer, have been maintained in accordance with commercially reasonable business practices, consistently applied, and fairly and accurately provide the basis for the financial position and results of operation of Sellers set forth in the Financial Reports. All of those books and records are in possession of Sellers and, to the extent they are not Excluded Assets under Section 2.02(c) or (d), will be put into Buyer’s possession or control at the Closing.

(b)          Sellers maintain a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, and to maintain accountability for assets, (iii) access to financial assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded assets are compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.07       Legal Actions.

(a)          Except as set forth in Schedule 4.07(a), there is no demand, action, suit, claim, proceeding, complaint, grievance, charge, inquiry, hearing, arbitration or governmental investigation of any nature, public or private (each, a “Proceeding”), pending or, to Sellers’ Knowledge, threatened by or against Sellers or otherwise involving the Business or any of the Assets, nor to the Sellers' Knowledge is there any basis for any such Proceeding.

(b)          Schedule 4.07(b) specifically sets forth all pending claims for which Sellers have received notice for product liability, warranty, material back charge, material additional work, material repair or replacement or other claims by any third party (whether based on contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from products sold or services rendered by Sellers in the Business. Except as set forth on Schedule 4.07(b), all services rendered and products sold in the Business have been in conformity with all Applicable Laws, all applicable contractual commitments and all express and implied warranties. No services or products provided by Sellers relating to the Business are subject to any guaranty, warranty, or other indemnity beyond those contained in the customer Contracts identified on Schedule 4.09(c), copies of which have been previously delivered to Buyer, other than any guaranty, warranty, or other indemnity occuring by operation of law. Schedule 4.07(b) separately lists any such claims relating to the Business resolved within the last two (2) years that resulted in payment by Seller (or its insurers) in excess of $10,000.

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4.08       Personal Property, Inventory, Title and Sufficiency of Assets and Receivables.

(a)          Schedule 4.08(a) sets forth all owned Equipment and other owned tangible assets reflected on Seller's books (other than Inventory).

(b)          Schedule 4.08(b) sets forth all leased Equipment or other tangible assets included in the Assets.

(c)          Schedule 4.08(c) identifies all equipment and other tangible assets included in the Assets which are located at the Olathe Facility (the “Olathe Equipment”). Except as disclosed on Schedule 4.08(c), all Equipment and other tangible assets (owned or leased) included in the Assets are located at the Real Property or with respect to the Olathe Equipment, at the Olathe Facility.

(d)          All Inventory included in the Assets was manufactured or acquired by the Principal Sellers in bona fide, arms-length transactions entered into in the ordinary course of business. No Inventory is held by the Principal Sellers on consignment, or is otherwise subject to any ownership interest of any third party. The Inventories reflected in the Financial Reports: (i) were reasonable in relation to the then existing circumstances of the Business; (ii) were classified as current assets in accordance with GAAP; and (iii) were reflected consistently with past practices. Except as set forth on Schedule 4.08(d), no items of Inventory have been held by the Principal Sellers for one year or more or are held by the Principal Sellers in quantities materially exceeding the amount of such item sold or consumed, as applicable, by the Principal Sellers during the twelve (12) calendar months ended prior to the date of this Agreement. Except as listed on Schedule 4.08(d), the Business does not depend on any single vendor for any material portion of its total Inventories, nor has any Principal Seller had difficulty in obtaining any Inventories. All items of Inventory included in the Assets are of a quality and quantity which are merchantable and, in the case of finished goods, saleable as first quality goods, or in the case of raw materials or work-in-progress, fully useable in the production of first-quality finished goods, in each case in the ordinary course of business. The values at which such items of Inventory are accrued on the most recent balance sheet of Sellers contained in the Financial Reports or, in the case of Inventory manufactured or acquired following the date thereof, on the books and records of Sellers, reflect the normal Inventory valuation policies of Sellers (which policies are consistently applied and include the writing down of or reserving against the value of slow moving or obsolete Inventory and stating Inventories at the lower of cost or market in accordance with GAAP).

(e)          Except as set forth in Schedule 4.08(e), Sellers own all right, title and interest in and to all of the Assets, free and clear of any and all Liens, other than Permitted Liens. None of the Assets are owned or possessed by GemTech. GemTech has no assets or properties used in the design, manufacture, distribution or sale of Products.

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(f)          Except as set forth on Schedule 4.08(f), the Equipment listed (or required to be listed) on Schedule 4.08(a) is in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are put. No replacement, maintenance or repair has been deferred with respect to any Equipment material to the Business within the past twelve (12) months.

(g)          Except as listed on Schedule 4.08(g), during the ten (10) year period immediately prior to the Closing no Seller has engaged in any other business other than the Business.

(h)          The Assets are all of the properties, assets and rights (tangible and intangible) necessary to conduct the Business as heretofore conducted by Sellers and are sufficient for the uninterrupted continuation of the Business by Buyer after the Closing.

(i)          All receivables (including trade accounts and other accounts receivable, loans receivable and advances) included in the Assets have arisen only from bona fide transactions entered into in the ordinary course of business consistent with past practices.

4.09       Contracts.

(a)          Except as described on Schedule 4.09(a), no Seller has breached, violated or defaulted under (or taken or failed to take any action that, with the giving of notice, the passage of time or both would constitute a violation or default under) any Contract included in the Assets. Except as set forth on Schedule 4.09(a), to Sellers’ Knowledge, no other party obligated to Sellers pursuant to a Contract has breached, violated or defaulted under (or taken or failed to take any action that, with the giving of notice, the passage of time or both would constitute a default under) such Contract. Except as set forth on Schedule 4.09(a), all such Contracts can be fulfilled or performed by Sellers in accordance with their respective terms in the ordinary course of the Business.

(b)          Except as set forth on Schedule 4.09(b), all of the Contracts included in the Assets (i) were entered into in the ordinary course of business with bona fide third parties in arms-length transactions; (ii) are valid and enforceable against the relevant Seller and to Sellers’ Knowledge, any counterparty, in each case in accordance with their terms; and (iii) are in full force and effect.

(c)          Schedule 4.09(c) lists each Contract included in the Assets other than purchase orders in amounts under $200,000. Sellers have previously delivered to Buyer true and correct copies of all Contracts (or accurate written summaries of any oral Contract) other than purchase orders in amounts under $200,000, each as currently in effect.

4.10       Tax Matters.

(a)          Each Seller has duly and timely filed all Tax Returns required to be filed by it under Applicable Law. All such Tax Returns were correct and complete in all material respects. All Taxes due and payable by each Seller (whether or not shown on any Tax Return) have been paid to the extent the failure to pay same could result in a Liability to Buyer or a Lien on any of the Assets. No Seller is currently a beneficiary of any extension of time within which to file any Tax Return, and no claim has ever been made by an authority in a jurisdiction where any Seller does not file Tax Returns that such Seller is or may be subject to taxation by that jurisdiction in connection with the conduct of the Business or ownership or operation of the Assets.

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(b)          All Taxes that any Seller is or was required by Applicable Law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authority or other Person or, if not paid, have been appropriately reserved.

(c)          Except as set forth on Schedule 4.10(c), there is no dispute or claim concerning any material Tax Liability of any Seller claimed or raised by any Governmental Authority in writing at any time in the past six (6) years and, to Sellers' Knowledge there exists no proposed tax assessment against any Seller for which such Seller has received notice.

(d)          No Seller has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)          Except as set forth on Schedule 4.10(e), no Seller has entered into any agreements with federal, state or local taxing authorities, relating to any tax abatement or tax credit agreements.

4.11       Applicable Laws and Permits. Schedule 4.11 sets forth (i) a list of all licenses, permits, qualifications, certificates, franchises, approvals, authorizations, exemptions and other registrations necessary to conduct the Business, or to own or operate the Assets, as applicable (collectively, “Permits”), and (ii) all orders, writs, injunctions, directives, judgments, decrees, or awards applicable to any Seller, the Business or the Assets (collectively, “Orders”). Except as listed on Schedule 4.11:

(a)          Each Seller holds all such Permits, each of which is in full force and effect;

(b)          the Business is now being, and has at all times been, conducted, and the Assets are, and have at all times been, owned and operated, in compliance with all Applicable Laws, Orders and Permits;

(c)          no Seller has received notice of, or has any Knowledge of, any alleged violation, breach or default of any Applicable Laws, Orders or Permits; and

(d)          no loss, non-renewal or expiration of, nor any noncompliance with, any Permit is pending or threatened (except as a result of the transactions contemplated hereby), other than the expiration of such Permits in accordance with their terms or non-renewal at the election of Sellers.

4.12       Certain Changes. Since December 31, 2013, Sellers have conducted the Business and operated the Assets solely in the ordinary course of business consistent with past practices, and have used commercially reasonable efforts to preserve the Assets. Without limiting the foregoing, except as set forth on Schedule 4.12, since December 31, 2013, there has not been any:

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(a)          event or circumstance that, to Sellers’ Knowledge, has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Change;

(b)          damage, destruction or loss (whether or not covered by insurance) that resulted in or could reasonably be expected to result in losses with respect to the Business or Assets, in the aggregate, of more than Twenty Thousand Dollars ($20,000);

(c)          revaluation or write-down of any of the Assets;

(d)          amendment or termination of any Contract included in the Assets other than in the ordinary course of business;

(e)          change in the accounting principles, methods or practices of any Seller, or in the manner any Seller keeps its books and records, or any change by any Seller of its current practices with regard to sales, receivables, Inventory, Inventory valuation, payables or accrued expenses;

(f)          with respect to Covered Employees, (i) grant of any severance, continuation or termination pay; (ii) entering into (or amendment of) any employment, deferred compensation or other similar agreement; (iii) increase in benefits payable or potentially payable under any severance, retention or termination pay policies or employment agreements; (iv) increase in compensation, bonus or other benefits payable or potentially payable, except for increases in compensation, bonus or other benefits payable or potentially payable in the ordinary course of business; (v) change in the terms of any bonus, pension, insurance, health or other benefit plan; or (vi) representation to any employee or former employee that any Seller or Buyer would continue to maintain or implement any benefit plan or would continue to employ such employee after the Closing Date (excluding any representations made by Buyer);

(g)          acquisition or disposal of assets used or held for use in the Business (except in bona fide, arm’s length transactions entered into in the ordinary course of business consistent with past practice);

(h)          except as listed on Schedule 4.12(h), capital expenditures exceeding, individually or in the aggregate, Twenty Thousand Dollars ($20,000);

(i)          any change in any pricing practices (other than in the ordinary course of business consistent with past practices or approved by Buyer);

(j)          any settlement or compromise in any claim, suit or cause of action involving more than Twenty Thousand Dollars ($20,000); or

(k)          any agreement to do, directly or indirectly, any of the things described in the preceding clauses (a) through (j).

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4.13       Real Property.

(a)          Except as described on Schedule 4.13(a), the Real Property constitutes all of the lots, tracts and parcels of real property owned, used or held for use in the Business. Except for Leased Real Property identified on Schedule 4.13(b), Sellers have good and marketable fee simple title to all of the Owned Real Property, free and clear of any Liens, other than Permitted Liens.

(b)          Except for the leases described on Schedule 4.13(b) (the “Lease Agreements”), there are no leases, subleases or other agreements for use, occupancy or possession of any of the Real Property. Sellers have a valid leasehold interest in all Leased Real Property identified as leased on Schedule 4.13(b). All such Leased Real Property is in the condition required for surrender to the relevant lessor at the end of the applicable lease.

(c)          Except as set forth on Schedule 4.13(c), no Seller has received notice of any material non-recurring Taxes, assessments or proposed assessment with respect to any Real Property.

(d)          Except as set forth on Schedule 4.13(d) hereto: (i) no buildings, structures or other Improvements have been erected on the Real Property or structurally modified since December 31, 2013; and (ii) there has been no fire, flood or other casualty to any of the buildings, structural additions or other Improvements on the Real Property requiring any repair or restoration that changed the footprint or the height of such buildings, structural additions or other improvements.

(e)          Except as set forth on Schedule 4.13(e): (A) no Owned Real Property encroaches on, or is encroached on by any other Person; (B) there is no basis for any dispute regarding the location of any boundary line of any Owned Real Property; and (C) as to the Owned Real Property there is no encroachment or alleged encroachment by an Improvement onto any real property of, or any area subject to any easement held by, any other Person.

(f)          None of the Owned Real Property is subject to any pending or to Sellers’ Knowledge threatened condemnation, eminent domain, expropriation or rezoning proceeding. The Owned Real Property, Sellers’ current use of the Owned Real Property and Sellers' current use of the Leased Real Property complies with all restrictive covenants and Applicable Laws, including subdivision, municipal, zoning or building ordinances or codes, use and occupancy restrictions and no Seller has received notice of any allegation to the contrary.

(g)          Except as set forth on Schedule 4.13(g), no Seller is indebted to any contractor, laborer, mechanic, materialman, architect, engineer or any other Person for work, labor or services performed or rendered, or for materials supplied or furnished, in connection with the Real Property for which any such Person could claim a Lien against the Real Property or any other Assets.

(h)          None of the Owned Real Property is subject to any exemption from ad valorem or property taxes.

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(i)          Except as set forth on Schedule 4.13(i): (A) the Improvements located on or annexed to the Real Property are in good order and repair, ordinary wear and tear excepted and are in good and safe condition, free from material defects; and (B) all electrical, plumbing, heating and air-conditioning and exterior drainage systems and Equipment, in or on the Real Property are in good condition and working order, ordinary wear and tear excepted; (C) there is no termite or other pest infestation, dry rot or similar damage affecting any of the Owned Real Property that will require repairs to any of the Real Property; and (D) there is no subsidence or other soil condition that does or is reasonably likely in the future to adversely affect (i) any of the Owned Real Property or (ii) to Sellers' Knowledge, any of the Leased Real Property.

(j)          Except as set forth on Schedule 4.13(j), none of the Owned Real Property and, to Sellers' Knowledge, none of the Leased Real Property is subject to any use, development or occupancy restrictions (except those imposed by applicable zoning and subdivision laws and regulations), Taxes or utility “tap-in” fees (except those generally applicable throughout the tax district in which such Real Property is located), or charges or restrictions, whether existing of record or arising by operation of law, unrecorded or unregistered agreement or the passage of time or otherwise (other than the Permitted Exceptions). The term “Permitted Exceptions” means: (A) current city, state, municipal and county ad valorem taxes not yet due and payable; (B) easements for the installation or maintenance of public utilities; (C) building and use restrictions of record; and (D) all applicable zoning, entitlement, conservation restrictions and other land use and environmental regulations.

(k)          Sellers have delivered or made available to Buyer true and correct copies of all surveys, plans, specifications, environmental, engineering and mechanical data relating to the Owned Real Property that are in the possession or control of any Seller.

4.14       Environmental Matters.

(a)          Except as set forth on Schedule 4.14(a), no Seller has: (i) entered into or been subject to any consent decree, compliance order, or administrative order pursuant to applicable Environmental Laws (as hereafter defined) or relating to any Environmental Condition (as hereafter defined); (ii) received any written request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any Environmental Condition (including under the citizen suit provision of any Environmental Law); or (iii) been the subject of, or threatened with, any governmental enforcement action or third party claim under any Environmental Law, and no Seller has any reason to believe that any of the above is reasonably likely to be forthcoming.

(b)          Except as set forth on Schedule 4.14(b), each Seller has complied and is in compliance with all applicable Environmental Laws at the Real Property and any other location where the Business has been conducted.

(c)          Except as set forth on Schedule 4.14(c), no Seller has generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced, recycled, or processed any Hazardous Substances or wastes at or from the Real Property or any other location where the Business has been conducted except, in each case, in compliance with all applicable Environmental Laws, and there has been no Release of any Hazardous Substances (as hereinafter defined) at or in the vicinity of the Real Property or any other location where the Business has been conducted.

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(d)          Except as set forth on Schedule 4.14(d), no Seller has received notice of or otherwise has any Knowledge concerning, any Environmental Condition at any off-site location(s) to which any Seller transported or arranged for the transportation of Hazardous Substances.

(e)          Except as set forth on Schedule 4.14(e), there are no, and there have never been, any underground storage tanks present on the Real Property or any other location where the Business has been conducted.

(f)          Except as set forth on Schedule 4.14(f), no Seller is required or obligated to make any capital or other expenditure in excess of Ten Thousand Dollars ($10,000) to comply with any Environmental Law at the Real Property nor is there any reasonable basis on which any Governmental Authority would take any action that would require any such capital or other expenditure.

(g)          Except as set forth on Schedule 4.14(g), Sellers have delivered to Buyer true and correct copies of all reports or tests that were prepared at any time since January 1, 2003, with respect to compliance of the Real Property with the Environmental Laws or the presence of Hazardous Substances to the extent such reports were prepared for any of them or are in their possession or control.

(h)          For purposes of this Section 4.14, the following terms shall have the respective meanings set forth below:

(i)          “Environmental Condition” means any condition with respect to the environment (including the air, water, groundwater, surface water and land), whether or not yet discovered, which could or does result in any damage, loss, cost, expense, claim, demand, order or liability to or against any Person by any third party or Governmental Authority, including any condition resulting from the ownership or operation of any Assets, the conduct of the Business or any activity or operation formerly conducted by any Person on or off the Real Property or any other location where the Business has been conducted.

(ii)         “Environmental Law” means any Applicable Law relating to the protection of human health, safety or the environment including: (A) all requirements pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of Hazardous Substances, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, whether solid, liquid or gaseous in nature; and (B) all requirements pertaining to the protection of the health and safety of employees or the public.

(iii)        “Environmental Liabilities” means all Liabilities of a Person, whether such Liabilities are owed by such Person to Governmental Authorities, private third parties or otherwise, arising under or relating to any Environmental Law or Environmental Condition.

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(iv)        “Hazardous Substance” means any substance: (A) the presence of which requires investigation or remediation under any Environmental Laws; (B) which is defined as a “pollutant,” “hazardous waste” or “hazardous substance” under any Environmental Laws; (C) that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or mutagenic or otherwise hazardous and is regulated under Environmental Laws; or (D) that is gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenols (PCBs) or asbestos.

(v)         “Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping into the environment, or any substantial likelihood of any of the foregoing that requires action to prevent or mitigate damage to the environment that may result therefrom.

4.15       Employment Matters. (a) Schedule 4.15(a) sets forth: (i) all present employees (including any leased or temporary employees) and independent contractors of each Seller, together with their respective dates of hire and, to Seller's Knowledge, any prior periods of employment with Sellers; (ii) each employee’s or independent contractor’s current rate of compensation; (iii) each such employee’s accrued vacation, sick leave or personal leave if applicable; and (iv) each such employee who works, on average, fewer than 20 hours per week. Schedule 4.15(a) also names any employee who is absent from work due to a work-related injury, is receiving workers’ compensation or is receiving disability compensation. Except as set forth on Schedule 4.15(a), there are no unpaid wages, bonuses or commissions (other than those not yet due and which have been accrued in the financial books and records of Sellers, and which, to the extent unpaid as of the Closing Date, will be reflected as accrued expenses and taken into account in the determination of the Final Net Adjustment) owed to any employees or independent contractors.

(b)          Except as set forth on Schedule 4.15(b), Sellers: (i) have not experienced any organized slowdown, organized work interruption, strike or work stoppage by their employees; (ii) are not a party to, nor obligated by, any Contract or otherwise, regarding the rates of pay, working conditions or other terms of employment of any employees of Sellers; and (iii) are not obligated under any Contract or otherwise to recognize or bargain with any labor organization or union on behalf of any employees of Sellers.

(c)          Except as listed in Schedule 4.15(c): (i) no Seller nor any of their respective officers, directors, or employees has been charged, or threatened with the charge of, any unfair labor practice; and (ii) the Sellers are in compliance with all Applicable Laws concerning the employer-employee relationship and with all agreements relating to the employment of their employees, including applicable wage and hour laws, workers’ compensation laws, occupational safety laws, immigration laws, unemployment laws and social security laws.

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(d)          Except as set forth on Schedule 4.15(d): (i) all officers, employees and agents of each Seller are employees at-will; and (ii) there are no outstanding agreements or arrangements with respect to severance payments to current or former employees of any Seller. Schedule 4.15(d) identifies all former employees of each Seller that have suffered an employment loss within the preceding ninety (90) days. No notice required under the Federal Workers Adjustment and Retraining Notification Act (“WARN Act”), or any similar state law has been or will be required of any Seller to its employees or former employees by reason of any acts prior to the Closing or by reason of the consummation of the Closing.

4.16       Employee Benefit Plans.

(a)          Schedule 4.16(a) sets forth each Employee Benefit Plan that is currently in effect or was maintained, sponsored or contributed to at any time within the last six (6) calendar years or that has been approved before the date hereof but is not yet effective, (x) for the benefit of Covered Employees or (y) with respect to any Seller or any ERISA Affiliate thereof has or has had any obligation on behalf of any Covered Employee.

(b)          Sellers have delivered to Buyer, with respect to each current Employee Benefit Plan applicable to any Covered Employee, true and correct copies of: (i) the documents embodying the plan, including the current plan documents and documents creating any trust maintained pursuant thereto, all amendments, group annuity contracts, insurance contracts, the most recent summary plan description with each summary of material modification, if any, and employee handbooks; (ii) as applicable, annual reports, including Forms 5500, 990 and 1041 for the last three (3) years for the plan and any related trust; and (iii) the most recent determination letter received from the IRS pertaining to any such Employee Benefit Plan intended to qualify under Sections 401(a) or 501(c)(9) of the Code.

(c)          Except as set forth on Schedule 4.16(c), no Seller nor any ERISA Affiliate currently maintains, contributes to or participates in, nor has at any time, maintained, contributed to, participated in, or had an obligation to maintain, contribute to, or otherwise participate in, any employee pension benefit plan that is a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or that is subject to the provisions of Title IV of ERISA.

(d)          Each Seller, ERISA Affiliate, Employee Benefit Plan and, to Sellers’ Knowledge, each Employee Benefit Plan “sponsor” or “administrator” (within the meaning of Section 3(16) of ERISA) has complied in all material respects with the terms of the Employee Benefit Plan and with all Applicable Laws.

(e)          Schedule 4.16(e) lists the name of each Covered Employee who has experienced a “Qualifying Event” (as defined in Section 4980B of the Code and Section 601 et seq. of ERISA or any comparable state laws (such statutory provisions and predecessors thereof, collectively, “COBRA”) with respect to an Employee Benefit Plan who is eligible for “Continuation Coverage” (as defined in COBRA) and whose maximum period for Continuation Coverage required by COBRA has not expired.

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(f)          With respect to each Employee Benefit Plan:

(i)          each Employee Benefit Plan that is described in Section 3(2) of ERISA and that is intended to be tax qualified qualifies under Section 401(a) of the Code, and nothing has occurred or is expected to occur that caused or would reasonably be expected to cause the loss of such qualification or exemption or the imposition of any penalty or Tax Liability; and

(ii)         no Proceeding has been asserted, instituted or threatened in writing against the Employee Benefit Plan, any trustee or fiduciaries thereof, any Seller or any ERISA Affiliate, any director, officer or employee thereof, or any of the assets of the Employee Benefit Plan or any related trust.

(g)          All payments by Sellers or any ERISA Affiliate required by any Employee Benefit Plan (including all contributions, insurance premiums or intercompany charges) with respect to all periods through the date hereof have been made.

(h)          Except as set forth in Schedule 4.16(h), the consummation of the transactions contemplated by this Agreement will not give rise to any Liability on the part of Buyer for any employee benefits of Sellers absent any post-Closing action taken on the part of Buyer, including Liability for severance pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any Covered Employee.

4.17       Intellectual Property.

(a)          Schedule 4.17(a) sets forth a complete and correct list of each (i) patent, (ii) patent application, (iii) trademark, service name or trade name registration or application for registration, (iv) material unregistered trademark, service name or trade name, (v) copyright registration or application for copyright registration, or (vi) website, URL or domain name owned by Sellers and used in the conduct of the Business (the “Listed IP”), setting forth accurate information with respect to any registration or application to register any thereof. Except as set forth on Schedule 4.17(a), all of the Listed IP is owned by a Seller free and clear of any Liens, other than Permitted Liens, and none of the Listed IP is licensed to third parties except as ancillary to the normal course of the operation of the Business.

(b)          Except as set forth on Schedule 4.17(b), no Seller is currently, or has been during the five (5) years preceding the date hereof, either: (i) a party to any Proceeding or threatened Proceeding involving a claim of infringement by any third party of any Intellectual Property of any Seller; or (ii) a party to any Proceeding brought or threatened by a third party involving a claim of infringement by any Seller of the rights of any third party as a result of any Seller’s use of any Intellectual Property in the Business. No Seller’s current use of any Listed IP in the Business conflicts with, infringes upon or violates any intellectual property rights of any third party, and, to Seller's Knowledge, no Seller has liability for past infringement.

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(c)          Each Seller owns the entire right, title and interest in, to and under, or has acquired an express license to use (or in connection with the acquisition of Equipment or Inventory, an implied license to use) the Listed IP used by it in the conduct of the Business, without, except as described on Schedule 4.17(c), payment of any further royalty or similar amount to any third party. The Intellectual Property owned and used by Sellers is sufficient for the unimpaired continued operation of the Business following the Closing as heretofore conducted.

(d)          Sellers have taken commercially reasonable measures to protect the confidentiality of the trade secrets and other proprietary information used or held for use in the Business, and of any third party confidential information provided to Sellers with respect to the Business under an obligation of confidentiality. No current or former employee owns any Intellectual Property used in and material to the Business. In all cases where any Seller has engaged any third party to develop Intellectual Property that is material to the Business, such third party has assigned in writing all right, title and interest in, under and to the resulting Intellectual Property to such Seller.

4.18       Brokers. None of Sellers nor any Person acting on behalf of any of them has incurred any obligation or liability to any Person for any brokerage fees, agent’s commissions or finder’s fees in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

4.19       Insurance. Schedule 4.19 sets forth a complete and correct list of all insurance policies of any kind currently in force with respect to each Seller or the Assets (the “Insurance Policies”). Sellers have made available true and correct copies of such Insurance Policies to Buyer. None of the insurers under any of the Insurance Policies has rejected the defense or coverage of any claim purported to be covered by such insurer or has reserved the right to reject the defense or coverage of any claim purported to be covered by such insurer.

4.20       Significant Customers and Suppliers. Except as set forth on Schedule 4.20, none of the ten largest customers or suppliers of the Business (measured by value of net sales or purchases, respectively) during the twelve (12) month period ended December 31, 2013, has terminated, canceled or limited or made any material modification or change in, its business relationship with any Seller or threatened to take any of the foregoing actions. Except as set forth in Schedule 4.20 hereto, there exists no condition or state of facts involving customers or suppliers of or to the Business which could reasonably be expected to have a Material Adverse Change. Except as set forth in Schedule 4.20 hereto, no customer, with which any Seller has a Contract with and has provided more than $50,000 worth of Products in the last twelve (12) months to such customer, has notified any Seller, prior to the date of this Agreement, that it intends to discontinue business with any Seller, or materially change the terms of the Contract.

4.21       Certain Payments. No Seller, nor any director, or officer, or to Seller's Knowledge, no agent or employee of any Seller, nor any Related Party or other Person acting for or on behalf thereof, has directly or indirectly: (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, or (iv) in violation of any Applicable Law; or (b) established or maintained any fund or asset that has not been recorded in the books and records of each Seller maintained in the ordinary course.

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4.22       Disclaimer of Other Representations and Warranties.

(a)          Neither Sellers nor the Shareholders make, and they have not made, any representations or warranties relating to the Business or the Assets in connection with the transactions contemplated hereby other than those expressly set forth in this Agreement or any Transaction Agreement. It is also understood that any cost estimates, projections or other productions, any data, any financial information or any memoranda or presentations are not and shall not be deemed to be or to include representations or warranties of Sellers and the Shareholders, except to the extent otherwise expressly covered by the representations and warranties of Sellers hereunder. No person has been authorized by Sellers to make any representation or warranty relating to Sellers, the Business or otherwise in connection with the transactions contemplated hereby except as set forth in this Agreement or any Transaction Agreement and, if made, such representation or warranty must not be relied upon as having been authorized by Sellers.

(b)          Notwithstanding anything to the contrary contained in this Agreement or in any of the Exhibits or the Disclosure Schedule, any information disclosed in one Exhibit or Disclosure Schedule shall be deemed to be disclosed for all purposes of this Agreement where the relevance of such matter is or should be readily apparent. Certain information set forth in the Disclosure Schedule is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by Sellers in this Agreement or that it is material, nor shall such information be deemed to establish a standard of materiality (and the actual standard of materiality may be higher or lower than the matters disclosed by such information).

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF BUYER

Buyer represents and warrants to Sellers as follows:

5.01       Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite corporate power and authority to carry on its business as now conducted by it and to own and operate its assets as now owned and operated by it. Gaming Partners International Asia, Limited is a company duly organized, validly existing and in good standing under the laws of Macau, and has all requisite corporate power and authority to carry on its business as now conducted by it and to own and operate its assets as now owned and operated by it. Buyer is qualified to conduct business in any state or other jurisdiction, where the nature of Buyer’s business or activities makes such qualification required, except where the failure to be so qualified and in good standing could not reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated herein or to perform its obligations under the Transaction Agreements to which Buyer is a party.

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5.02       Authority; Enforceability.

(a)          Buyer has the right, corporate power and authority to execute and deliver the Transaction Agreements to which Buyer is, or will be, a party, and to perform its obligations thereunder. The Transaction Agreements to which Buyer is a party constitute (or will, when executed and delivered at the Closing, constitute) the legally binding obligations of Buyer, enforceable in accordance with their respective terms.

(b)          Except as set forth on Schedule 5.02(b), the execution, delivery and performance of the Transaction Agreements by Buyer, and the consummation of the transactions contemplated thereby do not and will not: (i) require the consent, waiver, approval, license or other authorization of any Person; (ii) violate any provision of Applicable Law applicable to Buyer; (iii) contravene, conflict with, or result in a violation of: (A) any provision of Organizational Documents of Buyer; or (B) any resolution adopted by the Board of Directors or shareholders of Buyer; or (iv) conflict with, result in the termination of any provisions of, constitute a default under, accelerate any obligations arising under, trigger any payment under, or otherwise adversely affect, any material contract to which Buyer is a party, which, as to each of (i) through (iv), would materially and adversely affect Buyer’s ability to consummate the transactions contemplated herein or to perform its obligations under the Transaction Agreements to which Buyer is a party.

(c)          All requisite corporate action has been taken by Buyer authorizing and approving the execution and delivery by Buyer of the Transaction Agreements to which Buyer is or will be a party, the performance by Buyer of its obligations thereunder, and of all other acts necessary and appropriate for the consummation of the transactions contemplated by the Transaction Agreements.

5.03       Gaming Authority Approvals. Buyer has all necessary approvals and licenses to manufacture and sell playing cards, gaming table coverings and gaming chips in all states of the United States and all Provinces of Canada in which Gemaco is licensed by the relevant gaming authorities (as set forth on Schedule 4.11), and in the country of Panama.

5.04       Brokers. Neither Buyer nor any person acting on behalf of Buyer has incurred any obligation or liability to any Person for any brokerage fees, agent’s commissions or finder’s fees in connection with the execution or delivery of this Agreement or the transactions consummation of the contemplated thereby.

5.05       Limitation on Warranties.

(a)          Buyer acknowledges and agrees that neither Sellers nor any of the Shareholders, nor any other Person acting on behalf of Sellers or any of the Shareholders or any of their respective Affiliates or representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Business or the Assets, except as expressly set forth in this Agreement, in any Transaction Agreement or as and to the extent required by this Agreement to be set forth in the Disclosure Schedule.

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(b)          Buyer acknowledges and agrees that except for the representations and warranties of Sellers expressly set forth in this Agreement or any Transaction Agreement, the Assets are being acquired AS IS WITHOUT ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR INTENDED USE OR OTHER EXPRESSED OR IMPLIED WARRANTY. Buyer acknowledges and agrees that it is consummating the transactions contemplated by this Agreement without any representation or warranty, express or implied, by any Person, except for the representations and warranties of Sellers expressly set forth in this Agreement or any Transaction Agreement.

(c)          Buyer has no knowledge that any representation or warranty of Sellers set forth in this Agreement or any Transaction Agreement is untrue or inaccurate in any material respect. For purposes of this Section, Buyer’s “knowledge” shall mean the actual knowledge, without any due inquiry requirement or any constructive or deemed knowledge, of Alain Thieffry, Alex Thieffry, Robert J. Kelly, Michael Mann and Greg Gronau. Nothing herein shall be construed to limit any claim of Buyer for breach of any representation or warranty of Sellers of which Buyer had knowledge as of the execution hereof except to the extent of any Damages that a reasonable Person would have reasonably anticipated to be incurred based on the facts relating to such breach as actually known to Buyer at the time of the execution of this Agreement. The representations contained in this Section 5.05 shall be used by Sellers only as an affirmative defense to any claims by Buyer hereunder, and the burden of proving Buyer’s actual knowledge of any such breach in any Proceeding related to this Agreement shall be on Sellers.

(d)          In connection with Buyer's investigation of Sellers and the Business, Buyer has received from or on behalf of Sellers certain projections, including projected statements of operating revenues and income from operations of the Business. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, and that Sellers and the Shareholders make no representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).

5.06       Plant Closings and Mass Lay-Offs. Buyer does not currently plan to implement any plant closings, reductions in force or terminations that, in the aggregate, would constitute a mass lay-off of the employees of the Business under the WARN Act or any similar federal, state or local statute or ordinance.

ARTICLE VI

ADDITIONAL COVENANTS

6.01       Confidentiality.

(a)          From and after the Closing, no Seller nor Shareholder will, and each will cause its Related Parties and representatives not to, directly or indirectly, use or disclose (other than to Buyer) for any purpose any Confidential Information. This Section 6.01(a) shall survive the Closing and shall continue indefinitely; provided, however, that the restrictions in this Section 6.01(a) shall terminate on the fifth (5th) anniversary of the Closing with respect to any Confidential Information that does not then constitute a trade secret under Applicable Law (so long as such Confidential Information remains a trade secret under Applicable Law). Nothing in this Section 6.01 shall be construed to limit or supersede the common law of torts or statutory or other protection of trade secrets where such law provides Buyer with greater or longer protection than provided in this Section 6.01.

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(b)          For purposes of this Agreement, “Confidential Information” means any and all technical, business and other information of or relating to the Business or the Assets, regardless of medium, that derives value, actual, potential, economic or otherwise, from not being generally known to other Persons, including technical or non-technical data, know-how, formulae, compositions, devices, methods, techniques, drawings, inventions, processes, financial data, financial plans, product plans, lists of, or information relating to, actual or potential customers or suppliers, acquisition and investment plans and strategies, business plans or operations of the Business. Confidential Information includes: (i) information contained in any books and records, the originals of which are retained by any Seller pursuant to Sections 2.02(c), (d) and (e), to the extent otherwise satisfying the definition of Confidential Information and (ii) information of third parties that Sellers are obligated to keep as confidential.

(c)          The obligations set forth in Section 6.01(a) shall not apply to any information that any Seller demonstrates: (i) has become generally available to the public through no act or omission of any Seller and without violation of any Transaction Agreement, or any other confidentiality obligation of such Seller; (ii) is lawfully received after the Closing by Seller from a third party or parties subject to no restriction of confidentiality; or (iii) is required to be disclosed by subpoena or other mandatory legal process, provided that the affected Seller promptly gives Buyer notice of any request or demand for disclosure of such Confidential Information upon receipt of such request or demand along with a copy of any written correspondence, pleading or other communications concerning the request or demand, and the affected Seller shall, upon request of Buyer, provide reasonable cooperation should Buyer seek to obtain, an appropriate protective order, at Buyers sole cost and expense.

(d)          On the Closing Date, the confidentiality agreement contained in Section 7 of the Binding Letter of Intent, by and among Buyer, GemGroup and the Shareholders, dated as of March 13, 2014, is hereby terminated.

6.02       Covenant Not to Compete.

(a)          GemTech and each Seller and Shareholder hereby agrees that it will not, and will not permit any of its respective Affiliates to, except on behalf of Buyer, during the period beginning on the date hereof and ending on the third (3rd) anniversary of the Closing Date, directly or indirectly, for any reason, for its own account, or on behalf of, or together with or through, any other Person or entity, whether as principal, agent, shareholder, participant, partner, promoter, director, officer, manager, member, equity owner, employee, consultant, sales representative or otherwise:

(i)          own, control, manage, or participate in the ownership, control or management of, or render services or advice to, or have a material financial interest in, or lend its name to, any Person or business engaged in, or that is undertaking to become engaged, in whole or in part, in the development, manufacture, sale or distribution of any Product or of any product that is identical to or a reasonable substitute for any Product sold or offered for sale by any Seller in the Business as of the date hereof;

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(ii)         solicit, or assist in the solicitation of, any Person to whom any Seller either sold, provided or solicited to sell or provide any Product in the Business during the three (3) years ending on the date hereof, including distributors, contractors and end users, in each case for the purpose of selling, providing or soliciting to sell or provide any Product or any product that is identical to or a reasonable substitute for any Product sold or offered for sale by any Seller in the Business as of the date hereof;

(iii)        solicit, or assist in the solicitation of, any Hired Employee or other Person employed or engaged by Buyer in the Business in any capacity to terminate such employment or other engagement, whether or not such employment or engagement is pursuant to a contract or on an at-will basis; provided, however, Sellers and the Shareholders may solicit and employ James Gilbert; or

(iv)        knowingly or intentionally damage or destroy the goodwill and esteem of Buyer or the Business with its suppliers, employees, patrons, customers, and any others who may at any time have or have had business relations with Buyer or the Business.

(b)          Notwithstanding anything herein to the contrary, it shall not be a breach of the covenant contained in Section 6.02(a)(i) for Sellers and the Shareholders to own, directly or indirectly, up to five percent (5%), in the aggregate, of any class of publicly traded securities of any Person engaged in any of the activities described in Section 6.02(a)(i), so long as such securities are held as a passive investment.

(c)          Although the parties have, in good faith, used their best efforts to make the provisions of Sections 6.01(a) and 6.02(a) reasonable in terms of geographic area, duration and scope of restricted activities in light of the scope of the Business and the consideration to be provided by Buyer hereunder, and it is not anticipated, nor is it intended, by any party hereto that an arbitral panel or court of competent jurisdiction would find it necessary to reform the provisions hereof to make them reasonable in terms of geographic area, duration or otherwise, the parties understand and agree that if an arbitral panel or court of competent jurisdiction determines it necessary to reform the scope of Sections 6.01(a) or 6.02(a) or any part thereof in order to make it binding and enforceable, such provision shall be considered divisible in all respects and such lesser scope as any such court shall determine to be reasonable shall be effective, binding and enforceable.

(d)          The parties recognize and agree that in the event of a breach or threatened breach by any Seller or Shareholder of Sections 6.01(a) or 6.02(a), money damages would not be an adequate remedy to Buyer for such breach and, even if money damages were adequate, it would be difficult to ascertain or measure with any degree of accuracy the damages sustained by Buyer therefrom. Accordingly, if there should be a breach or threatened breach by any Seller or Shareholder of the provisions of Section 6.01(a) or 6.02(a), Buyer shall be entitled to an injunction restraining any such Seller or Shareholder from any such breach. Nothing in the preceding sentence shall limit or otherwise affect any remedies that Buyer or its Affiliates may otherwise have under Applicable Law.

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(e)          Buyer, Sellers, GemTech and Stockholders believe Sections 6.01 and 6.02 are reasonable and fair in all respects, and are necessary to protect the interests of the Buyer. All of the covenants in Sections 6.01(a) and 6.02(a) are intended by each party hereto to be, and shall be construed as, agreements independent of any other provision in this Agreement, and the existence of any claim or cause of action of GemTech or any Seller or Shareholder against Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer of any covenant in Section 6.01(a) or 6.02(a).

6.03       Employees of the Business.

(a)          At or following the Closing, Buyer shall offer employment to all employees of Sellers (other than D. Kaye Summers and Danny R. Carpenter), including the employees of Sellers identified on Schedule 6.03(a) who are currently on short term disability or on FLMA leave at closing, subject to compliance with Buyer’s standard job application and screening procedures (such employees who accept the terms and conditions of any such offer of employment and who are employed by Buyer are hereinafter referred to as “Hired Employees”). Sellers agree to terminate the employment of any Hired Employees effective as of the Closing Date. Sellers shall remain solely responsible for D. Kaye Summers and Danny R. Carpenter or any other employees not accepting Buyer's offer of employment and all claims related thereto. Buyer shall at its discretion establish the initial terms and conditions of employment for all Hired Employees. Notwithstanding the foregoing, in the event that Buyer terminates any of the Hired Employees in the twelve (12) month period after the Closing, Buyer agrees to pay such Hired Employees severance in accordance with Buyer's normal severance policy.

(b)          Except to the extent included in accrued expenses which are part of Closing Working Capital, Sellers shall pay or shall cause to be paid (or arrange for their insurance carriers to pay) all employees of Sellers or their dependents for all amounts due such employees or their dependents through their separation from employment with Sellers, including amounts due as wages or salary, on account of severance, health claims, bonus, accrued vacation or personal leave, and other benefits through the Closing Date, when and as the same become due. Buyer shall pay incentive payments to Hired Employees included in accrued expenses which are part of Closing Working Capital by not later than March 15, 2015, and shall pay management bonuses to Hired Employees at least equal to the amount included in accrued expenses which are part of Closing Working Capital by not later than March 15, 2015.

(c)          The active participation by all Hired Employees in the Employee Benefit Plans of each Seller or any ERISA Affiliate will cease as of their separation from employment with such Seller. Except as set forth on Schedule 6.03(c) or the obligations to pay certain amounts included in accrued expenses which are part of Closing Working Capital, Buyer will not assume or continue, and will have no responsibility or liability to the Hired Employees or any other Person under or with respect to, any of the Employee Benefit Plans of any Seller or any ERISA Affiliate.

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(d)          Except as included in accrued expenses which are part of Closing Working Capital, each Seller shall continue to make or shall cause to be made all required contributions to any Employee Benefit Plan on behalf of the employees of the Business in respect of all periods through their separation from employment with each Seller, and will fully vest the Hired Employees under the Sellers' Profit Sharing 401(k) Plan as of such separation. Each Seller shall take or shall cause to be taken all actions as may be legally required to so vest such employees. At or following the Closing, together with its offer of employment to the Hired Employees Buyer will offer and make available to each of the Hired Employees the ability to roll its current balances in the Sellers' 401(k) plan into the applicable Buyer plan, or, if available, to effect a trustee-to-trustee transfer.

(e)          The provisions of this Agreement are for the benefit of Buyer and Sellers only, and no employee of any Seller or any other Person shall have any rights hereunder. Nothing herein expressed or implied shall be deemed an amendment of any Employee Benefit Plan or otherwise confer upon any employee of any Seller, any other employee or legal representatives or beneficiaries thereof, unless otherwise provided in this Section 6.03, any rights or remedies, including any right to employment or continued employment for any specified period or to be covered under or by any employee benefit plan or arrangement, or shall cause the employment status of any employee to be other than terminable at-will.

(f)          Buyer shall be solely responsible for offering and providing any required COBRA “Continuation Coverage” with respect to any “qualified beneficiary” who is covered by an Employee Benefit Plan that is a “group health plan” and who experiences a “Qualifying Event” prior to or on the Closing Date, a list of which is set forth on Schedule 6.03(f). Buyer shall be solely responsible for offering and providing any COBRA Coverage required with respect to any Hired Employees (or other “qualified beneficiaries”) who become covered by a group health plan sponsored or contributed to by Buyer and who experience a Qualifying Event after the Closing Date. “Qualified beneficiary” and “group health plan” are as defined in Section 4980B of the Code and the regulations thereunder.

6.04       Consents. Buyer acknowledges that certain consents and approvals to the transactions contemplated by this Agreement may be required from parties to contracts, leases, licenses or other agreements to which the Sellers are a party (including the Contracts included in the Assets) and such consents have not been obtained and might not be obtained. Buyer and Sellers shall reasonably cooperate to obtain such approvals and consents, provided, that Sellers shall not be required in such efforts to expend money, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party. Whether or not any consent or consents are obtained, Buyer shall have sole responsibility for the post-Closing performance of such Contracts and Permits to the extent described in Section 2.03. Notwithstanding anything to the contrary set forth herein, this Agreement shall not constitute an assignment or attempt to assign or transfer any interest in any instrument, Contract or Permit otherwise includable in the Assets, or any claim, right or benefit arising thereunder or resulting therefrom, if such assignment or transfer is without the consent of a third party and would constitute a breach or violation thereof or adversely affect the rights of Buyer, the Assets or the Business. Until all such consents are obtained, Sellers shall reasonably cooperate at Buyer’s expense in any commercially reasonable lawful arrangement designed to the extent practicable to fulfill Sellers’ respective obligations thereunder and to afford Buyer the continued full benefits thereof. Buyer agrees that the Sellers shall not have any liability whatsoever to Buyer (and Buyer shall not be entitled to assert any claims) arising out of or relating to the failure to obtain any consents or approvals that may have been or may be required in connection with the transactions contemplated by this Agreement because of the default, acceleration or termination of or loss of right under any such contract, lease, license or other agreement as a result thereof. Buyer further agrees that no representation, warranty or covenant of Sellers contained herein shall be breached or deemed breached solely as a result of the failure to obtain any such consent or as a result of any such default, acceleration or termination or loss of right or any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such consent or any such default, acceleration or termination or loss of right.

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6.05       Transition Cooperation; Mail Received After Closing.

(a)          Sellers agree to cooperate with Buyer to facilitate the transfer of all utilities servicing the Business into Buyer’s name, including the transfer of any telephone numbers, electrical service, water and sewage.

(b)          Buyer may receive and open all mail addressed to any Seller at the Real Property and, to the extent that such mail and the contents thereof relate to the Business or the Assets, deal with the contents thereof at its discretion. Any other mail address to any Seller and all mail addressed to a shareholder shall be forwarded to Danny R. Carpenter, or to Jason A. Fitzhugh if addressed solely to him. From and after the Closing, Sellers shall promptly forward or cause to be forwarded to Buyer any mail received by any of them that relates to the Business, the Assets, or the Assumed Obligations.

(c)          Each Seller hereby grants to Buyer the power, right and authority, coupled with an interest, to receive, endorse, cash, deposit, and otherwise deal with, in the name of any Seller, any checks, drafts, documents and instruments evidencing payment of any notes, accounts receivable or other payment rights included in the Assets and that are payable to or to the order of, or endorsed in favor of, any Seller or any agent thereof. Sellers agree promptly to endorse and pay over or cause to be endorsed and paid over to Buyer, without deduction or offset, the full amount of any payment received by any of them after the Closing in respect of goods sold or services rendered as part of the Business, and shall hold any such amount in trust for Buyer pending such payment.

(d)          Within five (5) Business Days, Sellers will take all action and execute all documents reasonably necessary to: (i) change the corporate name of each Seller to delete the names “GemGroup”, “Gemaco”, or “GemAsia” or any derivative thereof, (ii) change each Seller’s registered office address and principal place of business on file with the Missouri Secretary of State to a location other than the Real Property and (iii) assign and transfer to Buyer any domain name registrations of each Seller, and cause Buyer or its designee to be registered as the registrant and administrative contact for such domain names.

(e)          Notwithstanding Sections 2.02(c), (d) and (e) of this Agreement, Buyer may have access to any Records or other documents retained by Sellers pursuant to Sections 2.02(c), (d) and (e) at any time after Closing as reasonably necessary in connection with Buyer’s operation of the Assets or in conducting the Business. Sellers shall retain all such Records for not less than six (6) years after the Closing.

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(f)           Notwithstanding Section 2.01(a) or any other provision of this Agreement, Sellers may have access to any financial Records delivered to Buyer pursuant to this Agreement at any time after Closing as reasonably required by any Seller to file tax returns, to complete its accounting functions, for any tax review or audit, to deal with any Excluded Liabilities, or to deal with any other claims or litigation with third parties; except in each case to the extent Buyer is advised by counsel that reasonable restrictions on such access are necessary to preserve privilege. Buyer shall retain all such Records for not less than six (6) years after the Closing.

6.06       Waiver of Bulk Sales Compliance. Except as hereafter provided, the parties hereby waive compliance with the bulk sales laws of any applicable jurisdiction, and Sellers, jointly and severally, hereby agree to indemnify and hold harmless Buyer from and against any claims arising out of or due to the failure to comply with such bulk sales laws.

6.07       Insurance. At or before the Closing, Sellers shall, at their cost and expense, obtain and maintain after the Closing, with reputable and financially responsible insurers with an A.M. Best’s minimum rating of “A-” (or any future equivalent) and A.M. Best’s minimum financial performance rating of “VIII” (or any future equivalent), a three (3) year products liability insurance policy (or policies) with aggregate limits of at least eight million dollars ($8,000,000). Sellers shall provide Buyer notice if such policies are to be cancelled by the insurer. In addition, such policies shall provide that the insurer will provide prior notice to Buyer prior to cancellation of such policies in accordance with the endorsement set forth on Schedule 6.07. Sellers shall provide customary certificates evidencing such coverage to Buyer at least annually. If requested by Buyer, Sellers shall use their best efforts to have Buyer named as an additional insured, and Buyer shall pay any incremental costs attributable to any such additional insured endorsement.

6.08       Further Assurances. From time to time, the parties will execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may reasonably be necessary or requested by another party in order to consummate, evidence or implement expeditiously the transactions contemplated by this Agreement.

6.09       Public Announcements. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or securities exchange rules, will not issue any such public statement without the prior written consent of Buyer; provided that, for the avoidance of doubt, following the Closing, notifications by Buyer to customers, suppliers and other third parties having dealings with the Business made in connection with the conduct of the Business or relating to the Assets will not constitute public statements for purposes of this Section 6.09.

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6.10       Removal of Olathe Equipment. Within ninety (90) days following the Closing, Buyer shall remove the Olathe Equipment now located at Gemaco's Olathe, Kansas facility (“Olathe Facility”) described in Section 2.02(a) from the Olathe Facility. GemTech and Gemaco will allow Buyer reasonable access to the Olathe Facility during normal business hours to allow Buyer to disassemble, pack and remove the Olathe Equipment. Buyer shall give GemTech and Gemaco at least five Business Days’ advance notice of intent to remove the Olathe Equipment. Buyer shall bear the cost of removing such Olathe Equipment from the Olathe Facility, but shall not be charged any rent or storage fees during such 90-day period. Promptly following the Closing, Sellers shall label all such Olathe Equipment as the property of Buyer, and will not suffer any Lien arising through any Seller to attach thereto. No Seller will use any such Olathe Equipment after the Closing Date. Sellers shall use reasonable commercial efforts to store such Olathe Equipment in a safe and protected manner, appropriately sheltered from the elements, pending its removal by Buyer.

6.11       Blue Springs Plant. For a period of not less than five (5) years following the Closing, Buyer will continue to operate the existing Gemaco manufacturing operations at the Blue Springs, Missouri facility located on the Owned Real Property, subject to casualty loss and acts of god.

6.12       Payment to Beyond Technologies. Sellers have paid prior to Closing all amounts outstanding to Beyond Technologies, and to the extent that any amounts are outstanding as of Closing, the Base Purchase Price shall be reduced by such amount.

ARTICLE VII

TAXES AND RELATED MATTERS

7.01       Tax Reporting; Liability for Taxes. Each Seller shall timely pay any Taxes and file any Tax Returns attributable to the Assets, the Business or its income for periods ending on or before the Closing Date.

7.02       Allocation of Purchase Price. Buyer and the Agent shall use good faith efforts to attempt to reach agreement on the allocation of the applicable portion of the Purchase Price and other relevant items (including, for example, adjustments to the Purchase Price) among the Assets, including goodwill and other assets, within ninety (90) days of the Closing Date, in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder and any comparable provision of state, local or foreign law, as appropriate, subject to periodic adjustment to reflect any post-Closing adjustments to the Purchase Price (the “Allocation”). If Buyer and the Agent reach a timely agreement regarding the Allocation, (a) such Allocation shall be binding on Buyer and Sellers, (b) Buyer and Sellers shall prepare and timely file all applicable federal and state income Tax forms (including Internal Revenue Service Form 8594) in a manner consistent with the Allocation, cooperate with each other in the preparation of such forms, and furnish each other with a copy of the final version of Form 8594 within a reasonable period before the filing date thereof, and (c) except as otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any comparable provision of any state, local or foreign law), neither Buyer nor Sellers shall take a position inconsistent with the Allocation on any Tax Return (including any forms required to be filed pursuant to Section 1060 of the Code), or otherwise. Buyer and Sellers recognize that the Allocation will not include Buyer’s acquisition expenses or Sellers’ selling expenses, and Buyer and Sellers will unilaterally allocate such expenses appropriately. If Buyer and the Agent are unable to reach a timely agreement regarding the Allocation, Buyer and Sellers are entitled to adopt their own position regarding the Allocation.

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7.03       Additional Tax Matters.

(a)          The parties hereto agree to furnish or cause to be furnished to each other, upon reasonable request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Assets or the Business as is reasonably necessary for the filing of any Tax Return, the preparation for any Tax audit, the prosecution or defense of any claim, suit or proceeding relating to any proposed Tax adjustment relating to the Assets or the Business. The parties shall keep all such information and documents received by them confidential unless otherwise required by law.

(b)          The parties agree to retain or cause to be retained all books and records pertinent to the Assets or the Business until the applicable period for assessment of Taxes under Applicable Law has expired. Sellers agree to give Buyer, and Buyer agrees to give Sellers, reasonable notice prior to transferring, discarding or destroying any such books and records relating to Tax matters and, if so requested, shall allow the other party to take possession of such books and records.

(c)          Buyer shall deliver to Sellers valid resale exemption certificates for Inventory purchased hereunder. Except as otherwise provided in Section 3.03(k), Buyer will pay 50% of all transfer, documentary, sales, use, stamp, registration, recording and other such Taxes and governmental fees (including any penalties and interest), as applicable, incurred in connection with the transactions contemplated by this Agreement, including the sale and transfer of the Assets, and Sellers shall pay 50% o such Taxes and fees. The parties will cooperate to the extent reasonably necessary to make such filings or returns as may be required. The parties will cooperate with each other and use their reasonable commercial efforts to minimize the Taxes attributable to the transfer of the Assets, subject to Applicable Law.

7.04       Proration. Notwithstanding anything herein to the contrary, any property Taxes imposed on or with respect to the Assets and other periodic expense items such as rent, utilities and similar expenses with respect to the Business that relate to a period beginning before the Closing Date and ending after the Closing Date shall be apportioned based upon the number of days in any such period falling through the Closing Date, on the one hand, and after the Closing Date on the other hand, such that Sellers shall be liable for (and shall reimburse Buyer to the extent that Buyer shall have paid) that portion of such Taxes and other expense items relating to, or arising in respect of, periods through the Closing Date and Buyer shall be liable for (and shall reimburse Sellers to the extent it shall have paid) that portion of such Taxes and other expense items relating to, or arising in respect to, periods after the Closing Date. All amounts to be prorated will, to the extent reasonably feasible, be estimated or reflected on the settlement sheet adopted by the parties in connection with the Closing or if not settled at the Closing, will be settled at the same time as the Final Net Adjustment. To the extent the amount of any such proratable item is not finally known at the time of the Closing or the determination of the Final Net Adjustment, as the case may be, appropriate settlement will made within thirty (30) days after the amount of any such item is finally known.

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ARTICLE VIII

INDEMNIFICATION

8.01       Sellers’ Indemnification.

(a)          Sellers and Shareholders (collectively, “Seller Indemnitors”) shall, jointly and severally, indemnify, defend and hold harmless Buyer and its Affiliates, and their respective officers, directors, employees, representatives and agents (collectively, “Buyer Indemnitees”) from, against and in respect of any and all Damages arising out of or resulting from: (i) any inaccuracy or misrepresentation in or breach of any representation or warranty made by any Seller Indemnitor in any Transaction Agreement or any Exhibit or Schedule thereto; (ii) any breach of any covenant or agreement made by any Seller Indemnitor in any Transaction Agreement; (iii) any Excluded Liability, including the claims involved in that certain lawsuit styled Marina District Devel. Co., LLC d/b/a Borgata Hotel Casino & Spa v. Ivey, Gemaco Inc. et al., Civ. Action No. 1:14-cv-02283-NLH-AMD, pending in the U.S. District Court for the District of New Jersey, any appeal therefrom or any Proceeding involving the claims and parties to such lawsuit and based substantially on the same facts or allegations; or (iv) any and all costs associated with the repair or replacement of any chips manufactured by Sellers prior to the Closing Date, other than the warranty obligations specifically listed on Schedule 2.03(b).

(b)          Seller Indemnitors shall have no indemnification obligation under Section 8.01(a)(i) unless and until the aggregate amount of Damages incurred by the Buyer Indemnitees for all such inaccuracies, misrepresentations and breaches exceeds one hundred thousand dollars ($100,000) (the “Deductible”), whereupon the Buyer Indemnitees shall be entitled to be indemnified pursuant to Section 8.01(a)(i) only for all such Damages in excess of the Deductible. The aggregate liability of Seller Indemnitors to indemnify the Buyer Indemnitees in respect of inaccuracies or misrepresentations in or breaches of representations or warranties under Sections 8.01(a)(i) shall not exceed four million dollars ($4,000,000) (the “Cap”). Notwithstanding anything to the contrary herein, neither the Deductible nor the Cap shall apply to claims arising out of fraud, or out of any inaccuracy, misrepresentation in or breach of the representations and warranties in Sections 4.08(e) or 4.13(a).

(c)          Notwithstanding anything to the contrary in this Section 8.01, the Shareholders’ aggregate liability to indemnify the Buyer Indemnitees under this Agreement shall not exceed two million dollars ($2,000,000), provided that such limitation shall not apply to claims relating to income Taxes or to any existing or pending Proceeding (including any appeals or other Proceedings based on the same facts or allegations).

8.02       Buyer Indemnification.

(a)          Buyer shall indemnify, defend and hold harmless Sellers, their Affiliates, and their respective officers, directors, employees, representatives and agents (collectively, “Seller Indemnitees”) from, against and in respect of any and all Damages arising out of or resulting from: (i) any inaccuracy or misrepresentation in or breach of any representation or warranty made by Buyer in any Transaction Agreement or any Exhibit or Schedule thereto; (ii) any breach of any covenant or agreement made by Buyer in any Transaction Agreement; or (iii) the Assumed Obligations or Buyer’s post-Closing operation of the Business or use of the Assets after the Closing Date (except to the extent any such Damages arise out of or relate to any matter in respect of which the Seller Indemnitees are obligated to indemnify the Buyer Indemnitees hereunder, or would be so required but for the temporal, monetary or other limitations contained herein).

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(b)          Buyer shall have no indemnification obligation under Section 8.02(a)(i) for any inaccuracy or misrepresentation in or breach of any representation or warranty made by Buyer, unless and until the aggregate amount of Damages incurred by the Seller Indemnitees for all such inaccuracies, misrepresentations and breaches exceeds the Deductible, whereupon the Seller Indemnitees shall be entitled to be indemnified pursuant to Section 8.02(a)(i) only for all such Damages in excess of the Deductible. The aggregate liability of Buyer to indemnify the Seller Indemnitees in respect of inaccuracies or misrepresentations in or breaches of representations or warranties under Section 8.02(a)(i) shall not exceed the Cap. Notwithstanding anything to the contrary herein, neither the Deductible nor the Cap shall apply to claims arising out of fraud or breaches of Sections 5.03 or 5.04.

8.03       Defense of Claims.

(a)          If any third party notifies any Seller Indemnitees or any Buyer Indemnitee (each, an “Indemnitee”) with respect to any matter with respect to which an Indemnitee intends to seek indemnification under this Article IX, then the Indemnitee will notify the Agent, on behalf of Sellers, or Buyer, as applicable (each, an “Indemnitor”), thereof within thirty (30) days, stating the nature and basis of any claim made by the third party; provided that, no failure or delay on the part of the Indemnitee in notifying an Indemnitor will relieve any party from any indemnification obligation hereunder unless, and then solely to the extent that, the Indemnitor is materially and demonstrably prejudiced thereby in the defense of such claim. If an Indemnitor notifies the Indemnitee within thirty (30) days after the date the Indemnitee has given notice of the matter that the Indemnitor will indemnify the Indemnitee in respect of such matter, then the Indemnitor may, by notice to the Indemnitee within such 30-day period, assume the defense of such matter. If the Indemnitor assumes the defense of such matter, (i) the Indemnitor will defend the Indemnitee against the matter with counsel of the Indemnitor’s choice reasonably satisfactory to the Indemnitee, (ii) the Indemnitee may retain separate counsel at its sole cost and expense to participate in such defense, (iii) the Indemnitee will not consent to the entry of a judgment or enter into any settlement with respect to the matter without the written consent of the Indemnitor, not to be unreasonably withheld or delayed, and (iv) the Indemnitor will not consent to the entry of a judgment or consent order with respect to the matter, or enter into any settlement, in each case that either (A) grants the plaintiff or claimant any form of relief other than monetary damages that will be satisfied by the indemnifying party or parties or (B) fails to include a provision whereby the plaintiff or claimant in the matter releases the Indemnitee from all liability with respect thereto, in either such case without the written consent of the Indemnitee. If the Indemnitor does not timely assume the defense of such matter, the Indemnitee may defend against or settle the matter in any manner it may deem appropriate and without prejudice to the Indemnitee’s indemnification rights hereunder. Notwithstanding anything to the contrary in the foregoing, if defendants in any action include the Indemnitee and an Indemnitor, and the Indemnitee shall have been advised by its counsel that there are material legal defenses available to such Indemnitee inconsistent with those available to the Indemnitor, if the Indemnitee shall have been advised by its counsel that a conflict of interest exists between any Indemnitee and any such Indemnitor with respect to such claim or the defense thereof, or if the Indemnitor cannot demonstrate financial means to properly conduct the defense thereof, then in any such case, the Indemnitee shall have the right to re-assume the defense through counsel of its choosing, and in such event (or if the Indemnitor does not timely assume the defense of such matter as provided above) the reasonable fees and expenses of the Indemnitee’s counsel shall be borne by the indemnifying party or parties and shall be paid by them from time to time within twenty (20) days of receipt of appropriate invoices therefore.

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(b)          Any claim for potential indemnification hereunder that does not involve a third party claim (“Direct Claim”) shall be asserted by the Indemnitee by giving Buyer or the Agent, as applicable, reasonably prompt written notice thereof, provided that no failure or delay in giving such notice shall relieve any party of any indemnification obligation, unless and only to the extent that the Indemnitor is materially and demonstrably prejudiced thereby. Except for a Direct Claim involving a breach of Sections 6.01 or 6.02, if the Direct Claim involves a claim for a breach of a covenant, then the party asserting the breach of such covenant shall first allow the alleged breaching party thirty (30) days to cure such breach, if curable, and shall only assert an indemnification claim hereunder if such breach is not cured within such thirty (30) day period. If the Indemnitor fails to cure the breach or dispute the Indemnitor’s liability for such Direct Claim within thirty (30) days, the Indemnitor shall be deemed to have accepted liability for such Direct Claim.

8.04       Survival of Representations, Warranties and Covenants.

(a)          Except as otherwise provided in this Section 8.04, all representations and warranties contained herein and the right to assert claims in respect of any breach thereof, shall survive the Closing and any investigation heretofore or hereafter conducted by or on behalf of, or knowledge obtained or obtainable by, the party entitled to benefit thereof, and shall expire on the second (2nd) anniversary of the Closing Date.

(b)          Notwithstanding Section 8.04(a) above, the representations and warranties made in Section 4.10 (Tax Matters) or otherwise relating to Tax matters, Section 4.16 (Employee Benefit Plans), Section 4.14 (Environmental), Section 4.08(e) (Title), Section 4.13(a) (Title to Real Property), and the right to assert claims in respect of any breach thereof, shall survive the Closing until the expiration of any applicable statute of limitations, including extensions thereof.

(c)          Notwithstanding Section 8.04(a) above, any claims for fraud, and the right to assert claims in respect thereof, shall survive the Closing until the expiration of any applicable statute of limitations, including extensions thereof.

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(d)          Notwithstanding anything to the contrary herein, the survival period in respect of any representation or warranty in this Agreement, or any related claim, shall be extended automatically to include any time period necessary to resolve a claim which was asserted by the giving of notice (including a notice pursuant to Section 8.03(b)) in accordance with Section 9.01 prior to the expiration of the timeframe to bring such claim under this Section 8.04 but which was not liquidated or resolved before expiration of such survival period. Liability for any such item shall continue until such claim shall have been finally liquidated, settled, decided or adjudicated (only as to any Damages directly arising from the specific claim and facts alleged in the claim notice and incurred or accruing after the expiration of such survival period), and the parties waive any defense based on any statute of limitations or repose with respect to such matter. Under no circumstances shall the fact that Damages are still being or may in the future be incurred be a basis for postponing or delaying satisfaction of any indemnifiable Damages that have already been incurred.

(e)          Notwithstanding anything herein to the contrary, all covenants, agreements and obligations contained herein shall not expire unless otherwise specifically provided in this Agreement.

8.05       Net of Recovery; No Double Recovery. Payments by Seller Indemnitors or Buyer pursuant to Section 8.01(a) or Section 8.02(a) in respect of any Damages shall be net of (i) any amounts actually recovered by the Person entitled to indemnification hereunder (the “Indemnified Party”) under insurance policies (provided that, for purposes of this Section 8.05, “Damages” shall include any cost associated with pursuing insurance providers and any increase in premium payable by such Indemnified Party or any retroactive adjustment under any such insurance) and (ii) any proceeds actually received from third parties under any agreements, understandings, indemnities or theories of recovery thereunder; provided that no Indemnified Party shall be subject to any obligation to pursue recovery in respect of any Loss from any insurer or under any insurance policy or any such other Person unless the Indemnifying Party advances and reimburses the full cost of obtaining such recovery. Subject to the foregoing sentence, to the extent that such insurance proceeds or third party indemnification payments are received after payment has been made by the Person obligated to indemnify the Indemnified Party (the “Indemnifying Party”) to the Indemnified Party, the Indemnified Party shall promptly pay an amount equal to such insurance proceeds (net of any cost associated with pursuing such proceeds and any increase in premium or any retroactive adjustment under any such insurance) or third party indemnification payments to the Indemnifying Party. For the avoidance of doubt, no indemnification payment hereunder shall be conditioned, withheld or delayed as a result of any Indemnified Party not having sought, realized or received any insurance proceeds. Notwithstanding anything herein to the contrary, no Indemnified Party shall be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such Indemnified Party has been indemnified or reimbursed for such amount under any other provision of this Agreement.

ARTICLE IX

MISCELLANEOUS

9.01       Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed duly given: (i) if personally delivered, when so delivered; (ii) if mailed, five (5) Business Days after having been sent by first class, registered or certified U.S. mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below;; or (iii) if sent through a nationally-recognized overnight delivery service that guarantees next day delivery, the Business Day following its delivery to such service in time for next day delivery:

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If to Sellers or Shareholders in care of the Agent:

Danny R. Carpenter and D. Kaye Summers

5639 High Drive

Shawnee Mission, Kansas 66208

with a copy to:

Dentons US LLP

2398 East Camelback Road

Suite 850

Phoenix, AZ 85016-9016

Attn: Shaun M. Klein

If to Buyer:

Gaming Partners International Corporation

1700 Industrial Road

Las Vegas, NV 89102

Attn: Greg Gronau, President

with a copy to:

Kilpatrick Townsend & Stockton LLP

Suite 2800

1100 Peachtree Street, N.E.

Atlanta, GA 30309-4530

Attn: Richard Cicchillo, Jr., Esq.

Any Person entitled to notice may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth. Any notice given to or by the Agent shall be deemed given to or by each Seller and each Shareholder.

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9.02       Agent. Danny R. Carpenter (the “Agent”) is hereby appointed as agent and attorney-in-fact for each Seller and Shareholder, for and on behalf of Sellers and Shareholders, to act as the Agent for Sellers and Shareholders under each Transaction Agreement, and to give and receive notices and communications, to waive or amend any provision of any Transaction Agreement, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to claims for indemnification, to authorize delivery to any Buyer Indemnitee of any payment hereunder, and to take all actions necessary or appropriate in the judgment of the Agent for the accomplishment of the foregoing in accordance with the terms and provisions of any Transaction Agreement. Notices or communications to or from the Agent hereunder shall constitute notice to or from each of Sellers and Shareholders. Sellers and Shareholders hereby agree that the appointment of the Agent pursuant to this Section 9.02 shall be irrevocable except as otherwise provided herein or by non-waivable provisions of Applicable Law. Any decision, act, consent or instruction of the Agent relating to any Transaction Agreement shall constitute a decision of all of Sellers and Shareholders, and Buyer may rely upon any such written decision, consent or instruction of the Agent as being the decision, consent or instruction of each and every Seller and Shareholder. Buyer and the other Buyer Indemnitees are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, consent or instruction of the Agent. The Agent may resign or its agency may be changed from time to time, upon written notice to Buyer; provided that the Agent may not be removed without the consent of Sellers and Shareholders and Sellers and Shareholders shall promptly designate a successor Agent, with all of the rights and powers herein set forth, which successor Agent shall be reasonably acceptable to Buyer. In the event of the death or permanent disability of the Agent, Sellers and Shareholders shall elect a successor Agent. Any successor appointed by Sellers and Shareholders shall succeed the Agent as Agent hereunder and shall be entitled to all the rights, powers, immunities and privileges as was his or her predecessor, without the need of any further act or writing.

9.03       Amendments; No Waivers.

(a)          Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and the Agent, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)          No waiver by a party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

9.04       Expenses. Subject to Article VIII, all costs and expenses incurred in connection with the negotiation and execution of this Agreement and in closing and carrying out the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

9.05       Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No Seller or Shareholder may assign or delegate this Agreement or any of its respective rights, interests or obligations hereunder without the prior written approval of Buyer. Buyer may assign or delegate its rights under this Agreement (including the right to acquire all or any portion of the Assets or the obligation to assume all or any portion of the Assumed Obligations) to one or more Affiliates of Buyer or to any purchaser of all or substantially all or any substantial part of Buyer’s business (by merger, sale or assets or otherwise), provided, however, Buyer shall remain liable for the performance of its obligations under this Agreement. Any assignment or delegation in breach of this Section shall be null and void.

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9.06       Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts and the signatures delivered by telecopy, each of which shall be an original and all of which, when taken together, will be deemed to constitute one and the same agreement, with the same effect as if the signatures thereto and hereto were upon the same instrument and delivered in person. Signatures transmitted electronically by portable document file (pdf) or facsimile shall be deemed originals, shall be binding for all purposes hereof and may be used in lieu of the original Agreement for all purposes.

9.07       Entire Agreement. This Agreement (including the Schedules and Exhibits referred to herein that are hereby incorporated by reference and the other Transaction Agreements) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations (including but not limited to that certain Binding Letter of Intent among the parties dated March 13, 2014, as amended), both written and oral, between the parties with respect to the subject matter of this Agreement.

9.08       Severability. If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by an arbitral tribunal or court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect if, but only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

9.09       Construction. The parties hereto intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant. A disclosure on one Schedule relates only to the Sections of the Agreement that reference such Schedule, and not to any other Schedule or Section of the Agreement, unless (i) expressly so stated, (ii) a cross-reference is made from one Schedule to another Schedule or (iii) the relevance of such disclosure to another Schedule is readily apparent on the face of such disclosure. Each party having participated in the negotiation and preparation of this Agreement and having been represented by counsel of its choosing, there shall be no presumption that any ambiguities herein be construed against any particular party. Where any warranty or representation is made in this Agreement “to the Knowledge” of any group of Persons, the Knowledge of any one such Person shall be imputed to all of them. In this Agreement references to Sections, Exhibits or Schedules, refer to Sections of, or Exhibits or Schedules to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Any reference in this Agreement to gender shall include all genders including the neuter, and words imparting the singular number only shall include the plural and vice versa. Any reference to a Governmental Authority or statutory law of any particular jurisdiction shall be construed to refer to the nearest analogous Governmental Authority or statutory law, if any, of any other applicable jurisdiction.

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9.10       Third Party Beneficiaries. Except with respect to indemnification under Article VIII, no provision of this Agreement shall be deemed to create any third party beneficiary rights in any Person, including any employee or former employee of any Seller or any beneficiary or dependent thereof. Nothing contained in this Agreement shall be construed to affect or limit any right Buyer or its Affiliates may have after the Closing with respect to the terms and conditions of employment of any Hired Employees (including, but not limited to, provision of employee benefits different from those provided through the Employee Benefit Plans) or to terminate the employment of any Hired Employee at any time or to modify the benefits provided to employees through any Employee Benefit Plan.

9.11       Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Missouri (without reference to its principles of choice or conflict of laws).

9.12       Mandatory Choice of Forum. For the purposes of any controversy or claim arising out of or relating to this Agreement, or any other Transaction Agreement or any Schedule, Exhibit or other agreement executed and delivered in connection with this Agreement or the transactions contemplated hereby or thereby, any breach hereof or thereof, or relating to the intent, interpretation, performance, or enforcement of any provision hereof or thereof, the parties agree that the exclusive forum shall be an appropriate federal or state court in the County of Jackson, State of Missouri. Each party irrevocably and unconditionally submits to the exclusive jurisdiction of such courts. Each party agrees that a final judgment in any such action, litigation or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed under seal by their respective authorized officers as of the day and year first above written.

[Corporate Seal]	BUYER:

GAMING PARTNERS INTERNATIONAL CORPORATION

By:
Name:
Title:

[Corporate Seal]	SELLERS:

GEMGROUP INC.

By:
Name:
Title:

[Corporate Seal]	GEMACO INC.

By:
Name:
Title:

[Company Seal]	GEMASIA LLC

By:
Name:
Title:

[Signature Page to Asset Purchase Agreement]

[Company Seal]	GEMTECH LLC

By:
Name:
Title:

[Seal]	AGENT:

By:
Name: Danny R. Carpenter

[Signature Page to Asset Purchase Agreement]

SHAREHOLDERS:

[Seal]	D. KAYE SUMMERS

By:

[Seal]	DANNY R. CARPENTER

By:

[Seal]	JASON A. FITZHUGH

By:

[Signature Page to Asset Purchase Agreement]